     As filed with the Securities and Exchange Commission on March 26, 1999

                                                    Registration No. 333-

===============================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ONLINETRADINGINC.COM CORP.

            ---------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


            Florida                                      6211                                   65-0607814
------------------------------------          --------------------------------    -------------------------------------------
   (State or Jurisdiction of                       (Primary Standard               (IRS Employer Identification Number)
 Incorporation or Organization)                 Industrial Classification
                                                       Code Number)

                        2700 N. Military Trail, Suite 200
                            Boca Raton, Florida 33431
                                 (561) 995-1010
   --------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

          2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                                 Andrew A. Allen
                             Chief Executive Officer
                           onlinetradinginc.com corp.
                        2700 N. Military Trail, Suite 200
                            Boca Raton, Florida 33431
                                 (561) 995-1010
   --------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                          COPIES OF COMMUNICATIONS TO:

          Dale S. Bergman, P.A.                          Neil Baritz, Esq.
         Linda C. Frazier, Esq.                        Dreier & Baritz, LLP
            Broad and Cassel                       150 East Palmetto Park Road
201 South Biscayne Boulevard, Suite 3000                    Suite 401
          Miami, Florida 33131                      Boca Raton, Florida 33432
     Telephone No.: (305) 373-9400                Telephone No.: (561) 750-0910
     Facsimile No.: (305) 373-9443                Facsimile No.: (561) 750-5045

                         -------------------------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

                           ---------------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE


                                                                                              Proposed
                                                                    Proposed Maximum          Maximum
           Title of each Class                     Amount           Proposed Maximum         Aggregate             Amount of
              of Securities                        to be             Offering Price           Offering           Registration
            to be Registered                     Registered            Per Share(1)           Price(1)                Fee
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Common Stock, $0.01 par value..........          2,300,000(2)             $7.00            $16,100,000             $4,749.50
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Warrants, each to
  purchase one share
  of Common Stock......................          2,300,000(2)             $0.125              $287,500                $84.81
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Common Stock, $0.01 par value,
  issuable upon exercise of
  the Warrants(3)......................          2,300,000(2)             $8.40            $19,320,000             $5,699.40
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Underwriter's Warrants, each to
  purchase one share of
  Common Stock(4)......................            200,000                $0.001                  $200                 (5)
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Common Stock, par value $0.01
  per share, issuable upon
  exercise of the
  Underwriter's Warrants(3)............            200,000                $8.40             $1,680,000               $495.60
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Underwriter's Warrants, each to
  purchase one warrant(4)..............            200,000                $0.001                  $200                (5)
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Warrants issuable upon exercise
  of the Underwriter's Warrants........            200,000                $0.15                   $200                 $8.85
------------------------------------------ ----------------------- ------------------- ----------------------- ------------------
Common Stock, par value $0.01
  per share, issuable upon
  exercise of the warrants
  underlying the Underwriter's
  Warrants(3)..........................            200,000               $10.08             $2,016,000               $594.72
-------------------------------------------------------------------------------------------------------------- ------------------
         Total                                                                                                    $11,632.88
-------------------------------------------------------------------------------------------------------------- ------------------

     (1) Estimated solely for the purpose of calculating the registration fee and pursuant to Rule 457.

     (2) Includes 300,000 shares of Common Stock and 300,000 warrants which may issued upon exercise of a 45-day option granted to the Underwriters solely to cover over-allotments, if any.

     (3) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers additional shares as may become issuable as a result of the anti-dilution provisions contained in the warrants.

     (4) Represents warrants to be issued by us to the Underwriter at the time of delivery and acceptance of the securities to be sold by us to the public hereunder.

     (5) No fee required pursuant to Rule 457(g) under the Securities Act.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
-------------------------------------------------------------------------------

PROSPECTUS            SUBJECT TO COMPLETION, DATED MARCH 26, 1999
----------

                           ONLINETRADINGINC.COM CORP.

                        2,000,000 SHARES OF COMMON STOCK
                       AND REDEEMABLE WARRANTS TO PURCHASE
                        2,000,000 SHARES OF COMMON STOCK

        This is our initial public offering and we are offering 2,000,000 shares of our common stock and redeemable warrants to purchase 2,000,000 shares of common stock. The initial public offering price of our common stock is anticipated to be between $6.50 and $7.00 per share. The initial public offering price of our warrants will be $0.125 per warrant.

         The common stock and warrants may be purchased separately and can be transferred immediately. Each warrant entitles the holder to purchase one share of common stock at a price of $____ per share, subject to adjustment in certain circumstances, at any time commencing _______, 2000, through _____, 2005. The warrants are redeemable by us at any time commencing _____, 2000, upon 30 days notice, at a price of $0.125 per warrant, provided that the closing bid quotation of our common stock on all 30 trading days ending on the third day prior to the day on which we give notice has been at least 150% of the initial public offering price of the common stock (currently $____), subject to adjustment.

         No public market currently exists for our common stock or our warrants and we cannot assure you that a market will develop or be sustained after completion of this offering. We anticipate that our common stock and warrants will be listed on The Nasdaq SmallCap Market under the symbols "LINE" and "LINEW."

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

THESE SHARES AND WARRANTS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION. THESE ORGANIZATIONS HAVE NOT DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


===================================================================================================================
                                                           PUBLIC            UNDERWRITING            PROCEEDS TO
                                                       OFFERING PRICE          DISCOUNT                   US
-------------------------------------------------------------------------------------------------------------------
 Per Share..................................              $                   $                        $
 Per Warrant................................              $                   $                        $
 Total......................................              $                   $                        $
===================================================================================================================

         We have granted to the underwriters a 45-day option to purchase up to an additional 300,000 shares of common stock and/or 300,000 warrants to cover over-allotments.

         The underwriters expect to deliver the shares against payment in Boca Raton, Florida, on _____________, 1999.

                          WERBEL-ROTH SECURITIES, INC.

                 The date of this Prospectus is __________, 1999

                                TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----
SUMMARY.....................................................................1

FORWARD-LOOKING STATEMENTS..................................................6

RISK FACTORS................................................................6

USE OF PROCEEDS............................................................17

DIVIDEND POLICY............................................................18

DILUTION.................................................................. 19

CAPITALIZATION.............................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS............................................21

BUSINESS...................................................................25

MANAGEMENT.................................................................36

PRINCIPAL SHAREHOLDERS.....................................................41

CERTAIN TRANSACTIONS.......................................................42

DESCRIPTION OF CAPITAL STOCK...............................................43

SHARES ELIGIBLE FOR FUTURE SALE............................................46

UNDERWRITING...............................................................47

LEGAL MATTERS..............................................................50

EXPERTS....................................................................50

WHERE YOU CAN FIND MORE INFORMATION........................................50

                                     SUMMARY

         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) DOES NOT GIVE EFFECT TO ________ SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS UNDER OUR 1999 STOCK OPTION PLAN; (III) GIVES EFFECT TO A RECAPITALIZATION OF OUR CAPITAL STOCK EFFECTED IN MARCH 1999 AND (IV) DOES NOT GIVE EFFECT TO THE EXERCISE OF 2,000,000 WARRANTS ISSUED IN CONNECTION WITH THIS OFFERING. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO "ONLINETRADINGINC.COM," "WE," "OUR" AND "US" REFER TO ONLINETRADINGINC.COM CORP.

                                    ABOUT US

GENERAL

         onlinetradinginc.com provides financial brokerage services to experienced investors and small to mid-sized financial institutions through a variety of communication mediums, including the Internet. Unlike our name suggests, we are not merely a real time online financial brokerage firm which allows clients to trade directly over the Internet. We are a full-service financial services firm with direct access to the securities markets via our computerized intranet infrastructure that enhances our ability to obtain the simplest, most direct execution of orders for our clients at the best possible price. In addition, as a result of the technology we use, our brokers and our clients have access to the most up-to-date electronic information on stocks, market indices, analysts' research and news. We provide our clients, through experienced brokers, the ability to execute orders before and after traditional market hours. Moreover, we are in the process of upgrading our software and technology to enable our clients to execute trades more efficiently over the Internet.

         Our manner of executing trades utilizing our computerized intranet infrastructure eliminates middlemen to save costs and increase investing efficiency. We believe our commitment to providing the best stock execution prices directly to our clients, our refusal to accept payment for directing orders to other broker-dealers, (i.e., accepting payment for order flow), and our combination of information and research tools provide us a strategic advantage over existing discount, deep discount, and Internet brokerage firms.

THE MARKET

         The financial services market has changed considerably over the last 25 years. In 1975 when commissions for securities transactions became deregulated, the era of negotiated commissions began. The unbundling of brokerage services from other financial services has permitted investors to pick and choose among various financial providers for specific services. At the same time, individuals have greater education, technical capabilities, access to information and investment choices. Investors are also more self-reliant and value conscious and, as a result, are managing their own money and are increasingly reluctant to pay high fees to full-service retail brokers. As a result, discount brokerage firms willing to accept stock trades for lower commissions have begun to proliferate. However, many discount brokerage firms do not typically provide the full breadth of products and services offered by full-service firms, such as regular access to a broker willing to make recommendations or discuss possible investments, elaborate research reports or access to initial public offerings.

         As a result of increased competition among brokerage firms, deep discount brokerage firms who advertise very low commission rates also entered the market. However, many of these firms either (1) sell the order received from its clients to another brokerage firm that makes a market in the stock being traded, or (2) charge the client a mark-up or mark-down. We believe the selling of order flow creates inefficiency in the trade execution which may increase the clients' overall cost of the transaction.

         As a result of the growth of the Internet as a tool to obtain information, online trading is now the fastest growing segment of the brokerage industry and is expected to continue to grow significantly. In a report dated March 11, 1999, Forrester Research, Inc., an independent research firm, estimates that during 1998, the number of North American households investing online nearly doubled, reaching just under 2.4 million by the start of 1999, and that the number of households investing online will increase to 4.3 million by the end of 2000. In addition, industry experts project that retail commissions generated by the online trading market will grow from approximately $268 million, or 15% of the commissions generated by discount brokerage firms in 1996, to as much as $2.2 billion, or 60% of total discount brokerage commissions, by 2001.

OUR BUSINESS STRATEGY

         We believe that we have been successful in creating a new level of service in the financial services industry by using technology to provide experienced clients direct access, through brokers, intranets and the Internet, to a trading desk which goes directly to the source and avoids the middleman to obtain the best possible execution price (i.e., a "Wall Street style trading desk"). Our strategy is designed to ensure that the client obtains the best possible execution price and access to relevant market information. We believe opportunities exist in the financial services industry for a brokerage firm that is able to provide experienced investors with the cost-savings created by (1) direct access to professional trade executions, (2) access to up-to-date market information and (3) the convenience of trading over the Internet. onlinetradinginc.com was founded on the principle philosophy of providing our brokers and our clients the best execution prices along with the most relevant market information and investment research. We consistently analyze new communication technologies, including the Internet, that will enable our brokers to better serve our clients. We are determined to offer our clients, regardless of the communication medium used, the simplest, most direct form of stock execution.

         Our goal is to become a leader in the financial services industry by capitalizing on the changes occurring in the financial services industry and providing our clients with specialized services for competitive, fully disclosed commission rates. We intend to achieve our goal by:

o targeting experienced investors and small to mid-sized financial institutions who typically (1) execute more trades per year than other categories of investors, (2) require access to market information, and
         (3) require fast professional execution of their orders;

o providing value to our clients at the lowest overall cost, including direct access to our trading desk which enables them to realize the best possible execution price;

o providing our clients with value-added services, including access to well-trained brokers and up-to-date market information;

o creating technologically innovative solutions to satisfy client needs, including efficient order execution directly over the Internet; and

o        providing our brokers with the tools to meet the needs of our clients.

BACKGROUND

         We were incorporated in Florida in September 1995 as Online Trading, Inc. In February 1999, we changed our name from Online Trading Inc. to onlinetradinginc.com corp. and began doing business under the name onlinetradinginc.com.

         Our principal executive offices are located at 2700 North Military Trail, Suite 200, Boca Raton, Florida 33431, and our telephone number is (561) 995-1010. Our World Wide Web site address is WWW.ONLINETRADINGINC.COM. Information contained in our website should not be considered part of this Prospectus.

                               ABOUT THE OFFERING


Securities Offered .................................................   2,000,000 shares of common stock and
                                                                       warrants to purchase 2,000,000 shares of
                                                                       common stock.

Securities to be Outstanding after the Offering ....................   10,000,000 shares of common stock, 2,000,000
                                                                       warrants, each to purchase one share of common
                                                                       stock, and 300 shares of Series A Redeemable
                                                                       Preferred Stock.

Terms of Warrants

     Exercise terms.................................................   Exercisable for a period of five years
                                                                       commencing _____________, 2000, each to
                                                                       purchase one share of common stock at a
                                                                       price of _____ per share.

     Expiration date................................................   _________, 2005.


    Redemption......................................................   Redeemable by us at any time commencing
                                                                       _________, 2000, upon notice of not less
                                                                       than 30 days, at a price of $0.125 per
                                                                       warrant, provided that the closing  bid
                                                                       quotation of the common stock on all 30
                                                                       trading days ending on the third day prior
                                                                       to the day on which we give notice has been
                                                                       at least 150% of the initial public offering
                                                                       price of the common stock (currently $___),
                                                                       subject to adjustment. The warrants will be
                                                                       exercisable until the close of business
                                                                       on the date fixed for redemption.

Use of Proceed......................................................   Sales and marketing, website enhancement,
                                                                       expansion of client services, potential
                                                                       acquisitions, branch office expansion,
                                                                       network expansion and upgrade, hiring
                                                                       additional personnel, Year 2000 readiness
                                                                       and testing, working capital and general
                                                                       corporate purposes.


Risk Factors........................................................   The securities offered hereby involve a
                                                                       high degree of risk.

Proposed Nasdaq Symbols.............................................   Common Stock-LINE
                                                                       Warrants-LINEW

                          SUMMARY FINANCIAL INFORMATION

         The following is a summary of our Financial Statements for the years ended January 31, 1998 and 1999, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements including the notes thereto included in this Prospectus.


                                                                                  YEAR ENDED
                                                                                 JANUARY 31,
                                                                 ---------------------------------------------
                                                                         1999                     1998
                                                                 ---------------------------------------------
STATEMENT OF OPERATIONS DATA:
Commissions..........................................                 $5,525,427             $3,673,728
Total revenues.......................................                 $5,992,064             $3,548,385
Net income (loss)....................................                 $  117,298             $  (19,428)
                                                                 -----------------------    ------------------
Net income (loss) per share..........................                 $   0.0147             $  (0.0026)
                                                                 -----------------------    ------------------
Weighted average number of common shares
  outstanding........................................                  7,971,510               7,600,000
                                                                 =======================    ==================



                                                                             JANUARY 31, 1999
                                                                ----------------------------------------------
                                                                        ACTUAL                PRO FORMA(1)
                                                                -----------------------     ------------------
BALANCE SHEET DATA:
Working capital...............................................      $    980,822            $ 13,113,322
Cash and cash equivalents.....................................      $  1,005,944            $ 13,138,444
Total assets..................................................      $  2,154,588            $ 14,287,088
Total liabilities.............................................      $  1,534,622            $  1,534,622
Shareholders' equity..........................................      $    619,966            $ 12,752,466

------------------------------

(1) Adjusted to reflect the sale of the shares of common stock and warrants in this offering (based on an assumed public offering price of $7.00 per share and $0.125 per warrant) and the application of the net proceeds therefrom.

                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this Prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

                                  RISK FACTORS

         The shares offered are speculative and involve a high degree of risk. You should carefully consider the following matters, as well as the other information in this Prospectus, before investing.

         Differences in actual results may be caused by factors such as those discussed in the "Risk Factors" below as well as those discussed elsewhere in this Prospectus.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR PERFORMANCE.

         We only commenced doing business in September 1995. Accordingly, we have only a limited operating history upon which you can evaluate our prospects and future performance. While we reported net income of $117,298 for the year ended January 31, 1999, we reported a net loss of $19,428 for the year ended January 31, 1999. You should consider our prospects based on the risks, expenses and difficulties frequently encountered in the operation of a new business in a rapidly evolving industry characterized by intense competition.

PERIODS OF DECLINING PRICES AND INACTIVITY OR UNCERTAINTY IN THE MARKET MAY HARM OUR BUSINESS.

         The securities business is volatile and is directly affected by national and international political and economic conditions, broad trends in business and finance, and fluctuations in volume and price levels of securities transactions, all of which are beyond our control. The securities business is also subject to various other risks, including client default on commitments (such as margin obligations), litigation, and employee's misconduct, errors and omissions. Losses associated with these risks could harm our business. Several current trends are also affecting the securities industry, including regulation at federal and state levels, the emergence of numerous discount brokers, increased use of technology, and a steady decrease in the commissions charged to clients of discount brokerage services. Historically, when the stock market suffers large declines (i.e., a "bear market") the level of individual investor activity declines. We will likely be adversely affected during any long-term bear market. A general decrease in trading activity in these markets could adversely affect the level of trading by our clients. These trends and/or future changes may harm our business.

WE MAY NOT BE ABLE TO KEEP UP IN A COST-EFFECTIVE WAY WITH THIS EVOLVING MARKET.

         The market for brokerage services, particularly over the Internet, is rapidly evolving. As a result, the level of demand for online brokerage services is uncertain. Our offering of brokerage services over the Internet involves a relatively new approach to securities trading. As a result, intensive marketing and sales efforts may be necessary to educate prospective clients regarding the uses and benefits of our brokerage services and products. If the market for online brokerage services does not develop as we expect, our business may be harmed.

WE RELY ON A LIMITED CLIENT BASE FOR A SUBSTANTIAL PORTION OF OUR BUSINESS.

         Many of our clients are active investors. Active investors can lose a significant amount of money quickly and become unable to continue to trade. Our client base has expanded from approximately ______ accounts at January 31, 1998 to approximately _______ accounts at January 31, 1999. However, we are still dependent on a limited client base for a substantial portion of our revenues.

WE MAY NOT BE ABLE TO KEEP UP IN A COST-EFFECTIVE WAY WITH RAPID TECHNOLOGICAL CHANGES.

         The market for brokerage services and, particularly, electronic brokerage services over the Internet is characterized by rapid technological change, changing client requirements, frequent service and product enhancements and introductions, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards can render existing services or products obsolete and unmarketable. Our future success will depend, in part, on our ability to develop and use new technologies, respond to technological advances, enhance our existing services and products, and develop new services and products on a timely and cost-effective basis. We cannot assure you that we will be successful in pursuing new opportunities or will compete successfully in any new markets.

WE DEPEND ON ANDREW ALLEN, FARSHID TAFAZZOLI, STEVEN ZUM TOBEL AND DEREK HERNQUIST AND THE LOSS OF ANY OF THEIR SERVICES COULD HARM OUR BUSINESS.

         Our business is dependent upon a small number of key executive officers, principally Andrew Allen, our Chairman and Chief Executive Officer; Farshid Tafazzoli, our Chief Information Officer; Steven zum Tobel, our President and Chief Financial Officer; and Derek J. Hernquist, our Vice President and Director of Operations. The loss of services of any of these individuals could harm our business. We have employment agreements with each of these officers, and we maintain "key person" life insurance for our benefit on Mr. Allen and Mr. Tafazzoli. Competition for key personnel and other highly qualified technical and managerial personnel is intense. The loss of the services of any of the key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could harm our business.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

         The market for brokerage services and, particularly, electronic brokerage services, is new, rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. A number of our competitors have significantly greater financial, technical, marketing and other resources than us. Some of our competitors also offer a wider range of services and financial products than us and have greater name recognition and more extensive client bases than us. These competitors may be able to respond more quickly to new or changing opportunities, technologies, and client requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies than us. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

THERE ARE SIGNIFICANT COSTS ASSOCIATED WITH OUR PROPOSED NETWORK INFRASTRUCTURE EXPANSION AND SUCH EXPANSION COULD CAUSE POTENTIAL DISRUPTIONS IN SERVICE.

         We will need to expand our network infrastructure and client support capabilities in anticipation of an expanded client base. Such expansion will require us to make significant capital expenditures for servers, routers and computer equipment, to increase bandwidth for internet connectivity, and to hire and train additional client service personnel. Such expansion must be completed without system disruptions, slower response times or degradation in speed of order fulfillment and levels of client service. System disruptions, or degradation in the level of client service during this process could harm our business.

WE DEPEND HEAVILY ON COMPUTER SYSTEMS AND SYSTEM FAILURES COULD HARM OUR
BUSINESS.

         We rely heavily on various electronic mediums. We receive trade orders using the Internet and telephone. In addition, we process trade orders through various avenues including, but not limited to, Instinet Corporation, SelectNet, intranets, floor brokers, and Bear Stearns Securities Corp. (the "Clearing Firm"). These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Heavy stress placed on these systems during peak trading times could cause our systems to operate at unacceptably low speeds or fail altogether. Any significant degradation or failures of our computer systems, those of the Clearing Firm, or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers) could cause clients to suffer delays in trading. These delays could cause substantial losses for our clients and could subject us to claims from clients for losses, including litigation claiming fraud or negligence. We have created operating redundancies in our systems and regularly conduct backups to protect against system failures. In addition, if one of our offices was not operational, under certain circumstances, some of our other offices could continue to service clients through their facilities. These systems and/or safeguards may not be sufficient in all circumstances.

EMPLOYEE MISCONDUCT IS DIFFICULT TO DETECT AND COULD HARM OUR BUSINESS.

         There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. In either case, this type of misconduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

ANY POSSIBLE COMPROMISES OF OUR SYSTEMS OR SECURITY COULD HARM OUR BUSINESS.

         The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. To the best of our knowledge, to date, we have not experienced any security breaches in the transmission of confidential information. Moreover, we continually evaluate advanced encryption technology to ensure the continued integrity of our systems. However, we cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by us and our vendors to protect client transaction and other data. Any compromise of our systems or security could harm our business.

WE RELY VERY HEAVILY ON THE CLEARING FIRM AND TERMINATION OF OUR AGREEMENT WITH THE CLEARING FIRM COULD HARM OUR BUSINESS.

         Our clearing agreement may be terminated by either party upon 60 days prior written notice. Termination of this agreement could harm our business. Pursuant to our agreement, the Clearing Firm, on a fee basis, processes all securities transactions for our account and the accounts of our clients. Services of the Clearing Firm include billing and credit extension, control and receipt, custody and delivery of securities, for which we pay a transaction charge. We are dependent on the operational capacity and the ability of the Clearing Firm for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from certain capital reserve requirements and other complex regulatory requirements imposed by federal and state securities laws. Moreover, we have agreed to indemnify and hold the Clearing Firm harmless from certain liabilities or claims, including claims arising from the transactions of our clients.

OUR SUCCESS WILL DEPEND HEAVILY ON THE ACCEPTANCE OF ONLINE COMMERCE AND THE INTERNET, OF WHICH THERE IS NO ASSURANCE.

         Acceptance of our Internet trading technology will depend upon the continued adoption of the Internet as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary services and products, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. However, the Internet infrastructure may not be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility and quality of service, remain unresolved. These issues may negatively affect the growth of Internet use or the attractiveness of commerce and communication on the Internet. Our business will be materially harmed if critical issues concerning the commercial use of the Internet are not favorably resolved, the necessary infrastructure is not developed, or the Internet does not become a viable commercial marketplace.

WE EXTEND CREDIT TO OUR CLIENTS AND ARE SUBJECT TO RISKS AS A RESULT.

         We are subject to the risks inherent in extending credit to the extent that we permit our clients to purchase securities on a "margin" basis. A portion of our clients' securities activities are transacted on a margin basis (through the clearing broker which we have agreed to indemnify), pursuant to which credit is extended to the client and secured by cash and securities in the client's account or "short sales" (I.E., the sale of securities not yet purchased). These risks are exacerbated during periods of volatile markets in which the value of the collateral held by us could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, we may be required to sell or buy securities at prevailing market prices and incur losses to satisfy client obligations.

WE ARE CURRENTLY SUBJECT TO SECURITIES REGULATION AND FAILURE TO COMPLY COULD SUBJECT US TO PENALTIES OR SANCTIONS THAT COULD HARM OUR BUSINESS.

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. In addition, the Securities and Exchange Commission ("SEC"), National Association of Securities Dealers, Inc. ("NASD") and other self-regulatory organizations, such as the various stock exchanges and state securities commissions, require strict compliance with their rules and regulations. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees, any of which could harm our business.

POTENTIAL GOVERNMENTAL REGULATION OF THE INTERNET AND ONLINE COMMERCE COULD HARM OUR BUSINESS.

         Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights, and quality of services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Moreover, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our trading systems and services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our services are available over the Internet in multiple states and foreign countries, and as we have numerous clients residing in these states and foreign countries, these jurisdictions may claim that our company is required to qualify to do business as a foreign corporation in each state and foreign country. While our company is registered as a broker-dealer in 41 states, we are qualified to do business as a foreign corporation in only a few states; failure by our company to qualify as a broker-dealer in other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Our business could be harmed by any these new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the Internet and other online services.

WE CONDUCT PROPRIETARY TRADING AND ANY POTENTIAL LOSSES WOULD REDUCE OUR ASSET VALUE AND HARM OUR BUSINESS.

         We operate a small proprietary trading department separate and distinct from all client commission business. The trading department maintains inventories of equity securities on both a long and short basis. To the extent we have any long positions (i.e., own assets), a downturn in these markets could result in a decline in the value of our positions resulting in losses and reduced asset values. Conversely, to the extent we have short positions (i.e., have sold assets we do not own), an upturn in those markets could expose us to unlimited losses as we attempt to cover our short position by acquiring assets in a rising market.

FAILURE TO COMPLY WITH NET CAPITAL REQUIREMENTS COULD SUBJECT US TO SUSPENSION OR REVOCATION BY THE SEC OR EXPULSION BY THE NASD.

         The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require our liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit our operations that require the intensive use of capital, such as the financing of client account balances. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

WE MAY NEED ADDITIONAL CAPITAL AND MAY NOT BE ABLE TO OBTAIN IT.

         We currently anticipate that our available cash resources, combined with the net proceeds from the Offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for the next 12 months. However, if we need to raise additional funds in order to support further expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements, we cannot assure you that additional financing will be available when needed on terms favorable to us.

WE RELY HEAVILY ON OUR INTELLECTUAL PROPERTY BUT HAVE LIMITED INTELLECTUAL PROPERTY PROTECTION.

         Our success and ability to compete is dependent to a significant degree on our proprietary technologies, ideas, know-how and other proprietary information. We rely primarily on confidentiality agreements and non-compete agreements to protect our proprietary technology. We have no patents, no trademarks and no registered copyrights. Notwithstanding the precautions we take to protect our intellectual property rights, third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our proprietary rights. In addition, third parties may independently develop technologies similar to ours. Policing unauthorized use of our intellectual property rights may be difficult, particularly because it is difficult to control the ultimate destination or security of information transmitted over the Internet. In addition, the laws of foreign countries may afford inadequate protection of intellectual property rights. Our business may be harmed if we are unable to protect our intellectual property rights.

OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED WITH OUR DIRECTORS AND EXECUTIVE OFFICERS WHO CAN CONTROL THE COMPANY.

         Upon completion of this offering, our directors and executive officers will beneficially own approximately 80% of our common stock. Accordingly, following completion of this offering, management will be in a position to control us, elect all directors, cause an increase in our authorized capital or our dissolution or merger or sale of assets, and, generally, to direct our affairs.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

         This offering involves an immediate and substantial dilution of $5.72 per share (547%) between the net tangible book value per share after the offering and the initial public offering price per share.

BOARD HAS BROAD DISCRETION IN APPLICATION OF PROCEEDS.

         Management will have significant flexibility in the use of the proceeds. We intend to use the net proceeds from the sale of the shares of common stock and warrants offered through this Prospectus for sales and marketing, enhancement of our website, expansion of client service department, potential acquisitions that have not yet been identified, expansion of branch offices, expansion and upgrade of our network, hiring additional personnel and readiness for the Year 2000. However, approximately 23.3% of the net proceeds of this offering have been allocated to working capital and general corporate purposes. The failure of our management to apply the funds effectively could harm our business.

WE HAVE CONTRACTUAL OBLIGATIONS TO THE REPRESENTATIVE WHICH COULD REQUIRE US TO INCUR ADDITIONAL EXPENSES AND/OR LIMIT OUR FLEXIBILITY.

         We will have certain ongoing contractual obligations to Werbel-Roth Securities, Inc. (the "Representative") following the consummation of this offering. In addition, we have agreed to register, at our expense, the re-sale of the 400,000 shares of common stock issuable upon exercise of the Representative's Warrants and the warrants included therein on one occasion during their exercise term and to include these securities in any appropriate registration statement which is filed by us during the five years following the date of this Prospectus.

NO DIVIDENDS HAVE BEEN PAID AND NONE ARE CONTEMPLATED.

         We have not paid any dividends on our common stock and do not presently intend to. We anticipate that for the foreseeable future all earnings, if any, will be retained for the operation and expansion of our business.

THERE WAS NO PRIOR PUBLIC MARKET FOR THE SECURITIES AND THERE IS THE POSSIBILITY OF VOLATILITY OF THE STOCK PRICE.

         Prior to this offering, there has been no public market for our common stock or warrants. It is anticipated that our common stock and warrants will be listed on The Nasdaq SmallCap Market; however, we cannot assure you that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiations between us and the Representative, and may not be indicative of the actual value of the common stock and may bear no relationship to the price at which the common stock will trade after completion of this offering. The market price of our common stock and warrants is subject to wide fluctuations in response to variations in operating results, general trends in our industry, actions taken by competitors, the overall performance of the stock market and other factors.

THERE ARE MANY SHARES ELIGIBLE FOR FUTURE SALE AND SALES OF THOSE SHARES COULD AFFECT THE MARKET PRICE NEGATIVELY.

         Upon completion of the offering, we will have approximately 10,000,000 shares of common stock outstanding, including 2,000,000 shares of common stock offered hereby and 8,000,000 "restricted" shares of common stock. The shares of common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended the "Securities Act"), by persons other than "affiliates" within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. All of the 8,000,000 restricted shares are currently eligible for sale under Rule 144 (with the exception of 266,667 shares owned by Mr. Steven zum Tobel, our President and Chief Financial Officer, which are subject to a right of redemption). However, the holders of the 8,000,000 restricted shares have agreed not to sell or dispose of those shares for a period of 12 months from the date of this Prospectus without the written consent of the Representative. Future sales of a substantial amount of common stock in the public market, or the perception that future sales may occur, could adversely affect the market price of the common stock and warrants prevailing from time to time in the public market.

DELISTING OUR SECURITIES FROM THE NASDAQ STOCK MARKET WOULD SUBJECT US TO THE PENNY STOCK RULES WHICH COULD AFFECT THE LIQUIDITY OF THE SECURITIES.

         It is currently anticipated that the common stock and warrants will be eligible for listing The Nasdaq SmallCap Market upon the completion of this offering. In order to continue to be listed on Nasdaq, however, we must maintain $2,000,000 in net tangible assets, a $1,000,000 market value of the public float, have two market makers, a minimum bid price of $1.00 per share, and maintain a minimum of two independent directors on our Board of Directors.

Although we believe that we will be able to satisfy these maintenance criteria, failure to do so in the future may result in the delisting of our securities from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the OTC Bulletin Board. As a result of any delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. In addition, if the common stock were to become delisted from trading on Nasdaq and the trading price of the common stock were to fall below $5.00 per share on the date our securities were delisted, trading in these securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). These rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established clients and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities and the ability of purchasers in this offering to sell their securities in the secondary market.

REDEMPTION OF THE WARRANTS BY US COULD FORCE WARRANT HOLDERS TO EXERCISE THE WARRANTS AT A TIME OR ON TERMS WHEN IT MAY BE DISADVANTAGEOUS TO THEM.

         The warrants are subject to redemption by us at any time commencing on ______, 2000, upon notice of not less than 30 days, at a price of $0.125 per warrant, provided that the closing bid quotation of the common stock on all 30 trading days ending on the third day prior to the day on which we give notice has been at least 150% of the initial public offering price of the common stock (currently $___), subject to adjustment. Redemption of the warrants could force the holders to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

WARRANT HOLDERS MAY NOT BE ABLE TO EXERCISE WARRANTS.

         We intend to qualify the sale of the common stock and warrants in a limited number of states. Although certain exemptions in the securities laws of certain states might permit the warrants to be transferred to purchasers in states other than those in which the warrants were initially qualified, upon the exercise of the warrants, we will be prevented from issuing common stock in the states unless an exemption from qualification is available or unless the issuance of common stock upon exercise of the warrants is qualified. We may decide not to seek or may not be able to obtain qualification of the issuance of the common stock in all of the states in which the ultimate purchasers of the warrants reside. In this case, the warrants held by purchasers will expire and have no value if the warrants cannot be sold. Accordingly, the market for the warrants may be limited because of these restrictions. Further, a current prospectus covering the common stock issuable upon exercise of the warrants must be in effect before we may accept warrant exercises. We cannot assure you that we will be able to have a prospectus in effect when this Prospectus is no longer current.

WE MAY ISSUE PREFERRED STOCK WITH PREFERENTIAL RIGHTS WHICH MAY ADVERSELY AFFECT YOUR RIGHTS.

         The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. Our Articles of Incorporation authorize our Board of Directors to issue 1,000,000 shares of "blank check" Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further shareholder approval. Of the 1,000,000 shares of Preferred Stock authorized, 300 shares have been designated Series A Redeemable Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS INCLUDED IN OUR ARTICLES OF INCORPORATION AND THE FLORIDA STATUTES MAY DISCOURAGE, DELAY OR PREVENT A CHANGE OF CONTROL WHICH MIGHT OTHERWISE BE BENEFICIAL TO THE HOLDERS.

         Preferred stock could be issued to discourage, delay or prevent a change in our control. Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with the designations, rights and preferences determined by our Board of Directors. Accordingly, the Board of Directors can, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. As of the date of this Prospectus, 300 shares of preferred stock have been designated Series A Redeemable Preferred Stock and are currently issued and outstanding. Currently, we do not have any plans to issue any additional series of our preferred stock.

         Additionally, certain provisions of the Florida Business Corporation Act could delay, defer or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if these events could be beneficial to our shareholders. These provisions could also limit the price that certain investors might be willing to pay in the future for our common stock. In addition, Florida has certain laws that may deter or frustrate takeovers of Florida corporations.

WE MAY NOT BE PREPARED FOR THE YEAR 2000 AND/OR THIRD-PARTIES ON WHICH WE RELY MAY NOT BE PREPARED WHICH COULD HARM OUR BUSINESS.

         With the new millennium approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors with data functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

         Because we depend to a very substantial degree upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant could harm our business.

Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

         In addition, we depend upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as stock and commodities exchanges, depositories, clearing agencies, clearing houses and commercial banks and vendors such as providers of telecommunication services and other utilities. If third parties with whom we interact have Year 2000 problems that are not remedied, the following problems could result:

o in the case of vendors, in disruption of important services upon which we depend, such as telecommunications and electrical power;

o in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions;

o in the case of financial intermediaries such as exchanges and clearing agents, in failed trade settlements, an inability to trade in certain markets and disruption of funding flows;

o in the case of banks and other lenders, in the disruption of capital flows potentially resulting in liquidity stress; and

o in the case of counterparties and customers, in financial and accounting difficulties for those parties that expose us to increased credit risk and lost business.

         Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This in turn could result in a general reduction in trading and other market activities (and lost revenues) as well as reduced funding availability in late 1999 and early 2000. We cannot predict the impact that any reduction would have on our business.

                                 USE OF PROCEEDS

         We estimate we will receive $12,132,500 ($13,922,125 if the underwriters' over-allotment option is exercised in full) from the sale of 2,000,000 shares of common stock and 2,000,000 warrants offered at an assumed initial public offering price of $7.00 per share and $0.125 per warrant after deducting the underwriting discount, underwriters' non-accountable expense allowance and additional offering expenses payable by us (estimated to be $265,000). The net proceeds are expected to be used as follows:


                                                                                APPROXIMATE            APPROXIMATE
                                                                                   AMOUNT              PERCENTAGE
                                                                             -------------------    ------------------
            Sales and Marketing (1)                                              $3,500,000                28.9%
            Website Enhancement and Programming(2)                                2,000,000                16.5
            Expansion of Client Service Department(3)                             1,000,000                 8.2
            Potential Acquisitions(4)                                             1,000,000                 8.2
            Branch Office Expansion(5)                                              750,000                 6.2
            Network Expansion and Upgrade                                           600,000                 5.0
            Hiring Additional Management and Personnel                              350,000                 2.9
            Year 2000 Readiness and Testing                                         100,000                  .8
            Working Capital and General Corporate Purposes                        2,832,500                23.3
                                                                             -------------------    ------------------
                                                                                 12,132,500               100.0%
                                                                             ===================    ==================

     ----------------------

     (1) Represents costs associated with a national marketing and advertising campaign, including advertisements in national newspapers and trade publications and on the Internet, as well as salaries of personnel engaged in these activities.

     (2) Represents amounts to be used to enhance our website and complete the programming to allow for more efficient execution of transactions over the Internet, including the acquisition of additional computer equipment and software.

     (3) Represents costs of additional personnel and systems to provide additional client support and continue software and program development.

     (4) We are continually evaluating potential acquisitions to provide our clients with the best possible service and products. Currently, we have no agreements for any specific acquisition.

     (5) Management frequently explores possible locations for branch offices. We currently have no agreement for any specific location in place.

         If the underwriter exercises its over-allotment option in full, we will realize additional net proceeds of $1,799,625 which will be added to our working capital.

         The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including continued expansion of our client base and corresponding increases in revenues and that our proposed network expansion can be completed and new services can be introduced without unanticipated delays or costs. If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, new programs or activities may be undertaken which will require considerable additional expenditures or unforeseen expenses may occur.

         Based on currently proposed plans and assumptions relating to the implementation of our business plans, we believe that the proceeds of this offering, combined with cash flow from operations, will enable us to fund our planned operations for a period of at least 12 months from the date of this Prospectus. However, we cannot assure you we will realize cash flow from operations or that the cash flow will be sufficient. If our plans change, our assumptions change or prove to be inaccurate or if the proceeds of this offering otherwise prove to be insufficient to implement our business plans, we may find it necessary or desirable to reallocate a portion of the proceeds within the above-described categories, use proceeds for other purposes, seek additional financing or curtail our operations. We cannot assure you that any additional financing will be available to us on acceptable terms, or at all.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                 DIVIDEND POLICY

         We have not paid dividends on our common stock and do not intend to pay dividends for the foreseeable future. We intend to retain any earnings to finance the development and expansion of our business. Payment of dividends in the future will be subject to the discretion of our Board of Directors and will depend upon our ability to generate earnings, our need for capital and our overall financial condition, and as legally permissible, among other factors.

                                    DILUTION

         The difference between the initial public offering price per share of common stock and the net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of common stock is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding.

         As of January 31, 1999, our net tangible book value was $619,966 or $0.08 per share of common stock. Net tangible book value represents the amount of our total assets, less any intangible assets and total liabilities. After giving effect to the sale of the 2,000,000 shares of common stock and 2,000,000 warrants offered through this Prospectus (at an assumed initial public offering price of $7.00 per share and $0.125 per warrant), and after deducting the underwriting discount and other estimated expenses of the offering), our adjusted pro forma net tangible book value as of January 31, 1999, would have been $12,752,466 or $1.28 per share. This represents an immediate increase in net tangible book value of $1.20 per share to existing shareholders and an immediate dilution of $5.72 per share to investors in the offering. The following table illustrates this per share dilution:


     Initial public offering price...............................                    $7.00
          Net tangible book value before offering................   $0.08
          Increase attributable to investors in this offering....   $1.20
                                                                  ---------
          Net tangible book value after offering.................                   .$1.28
                                                                                 -----------
     Dilution to new investors...................................                    $5.72
                                                                                 ===========

         If the underwriters exercise their over-allotment option in full, the pro forma adjusted net tangible book value per share of common stock after the offering would be $1.42, which would result in dilution to your investment of $5.58 per share of common stock.

         The following table shows, at January 31, 1999, a comparison of the total number of shares of common stock purchased from us, the total consideration paid and the average price paid per share by existing common shareholders and to be paid by investors who purchase shares of common stock in this offering (at an assumed initial public offering price of $7.00 per share):


                                                 SHARES PURCHASED                  TOTAL CONSIDERATION           AVERAGE
                                           ------------------------------    --------------------------------     PRICE
                                              NUMBER           PERCENT           DOLLARS           PERCENT      PER SHARE
                                           --------------     -----------    ----------------    ------------ --------------
Existing Common Shareholders........       8,000,000              80.0%        $    165,000         1.2%          $0.02
New Investors.......................       2,000,000              20.0           14,000,000         98.8          $7.00
                                          ----------           -------         -------------     -----------
     Total..........................      10,000,000            100.0%          $14,165,000        100.0%
                                          ==========           =======         =============     ===========

         The above tables assume no exercise of the underwriter's over-allotment option. If the option is exercised in full, the new investors will have paid $16,000,000 for 2,300,000 shares of common stock, representing approximately 22.3% of the total number of shares of common stock outstanding.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of January 31, 1999, adjusted to give effect to the sale of 2,000,000 shares of common stock and 2,000,000 warrants offered in this offering at an assumed initial public offering price of $7.00 per share and $0.125 per warrant and the receipt of the net proceeds from the sale. You should read this table in conjunction with our financial statements and the notes included elsewhere in this Prospectus.


                                                                                            JANUARY 31, 1999
                                                                                  --------------------------------------
                                                                                                            AS
                                                                                      ACTUAL             ADJUSTED(1)
                                                                                  ----------------    ------------------
Short-term borrowings......................................................       $    125,000       $       125,000
Long-term borrowings.......................................................            400,000               400,000

Shareholders' equity:
     Preferred stock, $0.01 par value, 1,000,000 shares authorized, 300 shares of Series A Redeemable Preferred Stock, stated value of $1,000 per share, issued and
         outstanding.......................................................           300,000              300,000
     Common stock, $0.01 par value, 30,000,000 shares
         authorized; 8,000,000 shares (actual), 10,000,000
         shares (as adjusted) issued and outstanding.......................            80,000               100,000
     Additional paid-in capital............................................            95,026            12,207,526
     Retained earnings.....................................................           144,940               144,940
                                                                                ----------------    ------------------
Total shareholders' equity.................................................           619,966            12,752,466
                                                                                ----------------    ------------------
Total capitalization.......................................................     $   1,144,966       $    13,277,466
                                                                                ================    ==================

-----------------
 (1) Adjusted to reflect the sale of 2,000,000 shares of common stock and 2,000,000 warrants in this offering at an assumed initial public offering price of $7.00 per share and $0.125 per warrant and the application of the net proceeds therefrom (after deducting the underwriting discount, non-accountable expense allowance and the estimated expenses of this offering).

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

INTRODUCTION

         onlinetradinginc.com is a fully-disclosed brokerage firm registered with the SEC, the NASD, the Municipal Securities Rulemaking Board ("MSRB") and 41 state securities divisions and the District of Columbia. We have applications pending with the remaining 8 continental states, and expect to be registered in every state (except Hawaii and Puerto Rico) by May, 1999.

         We are a full-service financial services firm targeting experienced investors and small to mid-sized financial institutions (such as hedge funds, money managers, mutual funds and pension funds.) We have generated positive operating cash flows since inception, and we intend to continue our business strategy while increasing brand awareness and customer loyalty.

         We plan to expand our business and operations by utilizing, among other things, the Internet to efficiently market and distribute our services to additional potential clients. The anticipated expansion will require additional capital to advertise nationally, improve the functionality of our web site, expand our computer network, purchase additional equipment and hire additional administrative and customer service personnel.

RESULTS OF OPERATIONS

         YEAR ENDED JANUARY 31, 1999 COMPARED WITH YEAR ENDED JANUARY 31, 1998

         Our total revenue for the fiscal year ended January 31, 1999 ("Fiscal 1999") was $5,992,064, a 69% increase over the total revenue of $3,548,385 for the fiscal year ended January 31, 1998 ("Fiscal 1998"). Total revenue increased as a result of an additional $1,851,699 in commissions, an additional $75,512 in interest revenues due to an improved interest sharing agreement with the Clearing Firm, and $328,495 in proprietary trading profits.

         The increase in commission revenues was primarily due to servicing new institutional and retail customer business. In Fiscal 1999, we began doing business with ten new banks and three new mutual funds. We intend to continue to attract new institutional business through targeted marketing directed towards the small to midsize financial institution and experienced institutional brokers. We added one new branch office late in the last quarter of Fiscal 1999 which also added an additional $127,864 in commission revenue.

         The company had pretax earnings of $176,948 and net income of $117,298 for Fiscal 1999 compared to net losses of $19,428 for Fiscal 1998. The increase in net income resulted from an increase in operating revenues combined with an overall increase in our operating gross margins. We intend to continue our focus on reducing transaction costs as our transaction volume continues to increase. We paid $1,460,000 in management bonuses for Fiscal 1999 and $602,000 for Fiscal 1998. Pursuant to new employment agreements effective as of February 1, 1999, the compensation of executive shareholder management has been set and limitations have been placed on the amount of bonuses executive shareholder management may receive.

         Our largest operating expense is our cost to clear trades through the Clearing Firm, Instinet and Floorbrokers, i.e., our clearing costs. Our clearing costs increased from $1,592,325 for Fiscal 1998 to $1,840,003 for Fiscal 1999. Although the dollar amount of this expense increased, the expense as a percentage of commission income earned decreased from 43.3% to 33.3%. This decrease in variable costs percentage was primarily a result of negotiating lower clearing rates with the Clearing Firm. The commission expense paid to brokers increased from $200,499 in Fiscal 1998 to $1,144,616 in Fiscal 1999. This increase was a result of hiring an additional five commission-based brokers late in Fiscal 1998 and seven additional commission-based brokers in Fiscal 1999. Our salaries and benefits increased from $599,603 in Fiscal 1998 to $736,385 for Fiscal 1999. The increase was a result of hiring our President and Chief Financial Officer in March 1998, and instituting a retirement plan whereby eligible employees may contribute up to $500 per month for which we match dollar for dollar up to 3% of the employee's compensation. We contributed a total of $46,987 for Fiscal 1999.

         Occupancy and administrative expenses were $406,814 in Fiscal 1999 as compared to $324,499 in Fiscal 1998. Although the expense increased in terms of actual dollars, it declined as a percentage of revenues. We anticipate that occupancy and administrative expenses will increase in the future as we expand our number of branch offices and incur additional office lease expense. Included in our occupancy and administrative expense was our telephone expense. Our telephone and communication expenses increased from $96,150 in Fiscal 1998 to $108,389 in Fiscal 1999. We anticipate these costs to continue to increase in terms of dollar amounts, but as we grow, our telephone rates per minute have declined and should continue to decline as a result of our increased long distance volume.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, we have financed our operations primarily by raising $465,000 in private equity and $525,000 in debt via subordinated loans. Subordinated loans are traditional promissory notes that conform to NASD standards and are, by agreement with the lender, subordinated to the claims of all other creditors. Due to the fact that these loans are subordinated and that they contain certain prepayment and repayment restrictions, SEC and NASD rules permit us to consider our subordinated loans as part of our net capital. We intend to repay the subordinated loans as they reach their maturity. In addition, as co-underwriters of this offering, we may, if necessary, accept temporary subordinated loans that will increase our net capital during the days prior to the consummation of the offering to provide a reserve against the anticipated increase in securities we will be holding and corresponding decrease in liquid assets.

         Cash and cash equivalents at January 31, 1999 were $1,005,944 as compared to $218,335 at January 31, 1998. Working capital at January 31, 1999 was $980,822 as compared to $864,489 at January 31, 1998. Our ratio of current assets to current liabilities was almost 2 to 1 at January 31, 1999, compared to
3.5 to 1 at January 31, 1998.

         Pursuant to the SEC's net capital rule, we are currently required to maintain net capital of $100,000 and a ratio of aggregate indebtedness to net capital (the "net capital ratio") not to exceed 15 to 1. As of January 31, 1999, our net capital ratio was 1.11 to 1. SEC rules also prohibit "equity capital" (which, pursuant to the net capital rule includes the subordinated loans) from being withdrawn or cash dividends from being paid if our net capital ratio would exceed 10 to 1 or if we would have less than our minimum required net capital. Accordingly, our ability to repay the subordinated loans may be restricted pursuant to the net capital rule. At January 31, 1999, we had net capital of $894,395, which was $794,395 in excess of our minimum required net capital.

         Net cash provided by operating activities was $837,167 in Fiscal 1999 and $92,246 in Fiscal 1998. The increase in cash flow from operating activities was primarily the result of $117,298 in net income and an increase in accounts payable and accrued liabilities.

         Net cash used in investing activities was $74,558 during Fiscal 1999 and $83,345 during Fiscal 1998. Net cash used in investing activities was primarily a result of purchasing additional computer systems, office equipment and leasehold improvements. In addition, we signed a three-year operating lease in March 1999 to secure the use of additional computers, equipment, and office furniture.

         Net cash provided by financing activities was $25,000 in Fiscal 1999 and $0 in Fiscal 1998. The increase in cash flows from financing activities was a result of securing a $25,000 subordinated loan.

         Based on currently proposed plans and assumptions relating to the implementation of our business plan, we believe that the proceeds of this offering, combined with cash flow from operations, will enable us to fund our planned operations for a period of at least 12 months from the date of this Prospectus. However, we cannot assure you that we will realize cash flow from operations or that the cash flow will be sufficient. If not, or if our plans change, our assumptions change or prove to be inaccurate, or if the proceeds of this offering otherwise prove to be insufficient to implement our business plans, we may require additional financing and may seek to raise funds through subsequent equity or debt financings or other sources. We cannot assure you that additional funds will be available in adequate amounts or on acceptable terms. If funds are needed but are not available, our business would be harmed.

         We anticipate that we will incur capital expenditures of approximately $2,700,000 through the fiscal year ended January 31, 2000. These acquisitions will be primarily computer equipment and software to increase the number of users capable of accessing our systems and continue to enhance our worldwide website.

ACCOUNTING STANDARDS

         We intend to grant stock options to certain employees and consultants with an exercise price not less than the fair market value at the date of grant. Certain of these options will be granted as of the date of this Prospectus. We will account for stock option grants to employees in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation."

YEAR 2000 READINESS

         We have conducted an assessment of the Year 2000 issue and the potential effect it will have on us and our business. We have determined that we will not be required to materially modify or replace our information and non-information technology systems to properly recognize and utilize dates beyond December 31, 1999. We presently believe that with modifications previously made to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will be satisfactorily resolved in our own systems. However, even if these changes are successful, failure of third parties, to which we are financially or operationally linked, to address their own system problems could have a material adverse effect on us. Furthermore, the investing and trading patterns of clients may be affected by Year 2000 issues as clients become concerned about the Year 2000 issue and the effect it will have on the U.S. and international stock markets and the securities industry generally. Changes in these patterns may harm our business.

         We continue to monitor and review the Year 2000 issue and, as appropriate, modify or replace the software (and replace some hardware) in our computer systems in our main and branch offices. We continue to monitor our own internal systems to prepare for Year 2000 compliance. Our testing is expected to involve major market participants, including competing firms and financial intermediaries, such as stock exchanges and clearing agencies that are prominent in the U.S. We have also initiated communications with counter-parties, intermediaries and vendors with whom we have important financial and operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. We have not yet received sufficient information from these parties about their remediation plans to predict the outcome of their efforts.

         To date, Year 2000 readiness has cost us an estimated $85,000 (including upgrades to existing systems) and will cost approximately $100,000 more to complete. Our Year 2000 program costs will be funded from the proceeds of this offering. These costs are expensed as incurred. We cannot assure you that these estimates will be correct; actual results could differ materially from our plans.

                                    BUSINESS

OVERVIEW

         onlinetradinginc.com provides financial brokerage services to experienced investors and small to mid-sized financial institutions through a variety of communication mediums, including the Internet. Unlike our name suggests, we are not merely a real time online financial brokerage firm which allows clients to trade directly over the Internet. We are a full-service financial services firm with direct access to the various securities markets via our computerized intranet infrastructure that enhances our ability to obtain the simplest, most direct execution of orders for our clients at the best possible price. In addition, as a result of the technology we use, our brokers and our clients have access to the most up-to-date electronic information on stocks, market indices, analysts' research and news. We provide our clients, through experienced brokers, the ability to execute orders before and after traditional market hours. Moreover, we are in the process of upgrading our software and technology to enable our clients to execute trades more efficiently over the Internet.

         Our manner of executing trades utilizing our computerized intranet infrastructure, eliminates middlemen to save costs and increase investing efficiency. We believe our commitment to providing the best stock execution prices directly to our clients, our refusal to accept payment for directing orders to other broker-dealers (i.e., accepting payment for order flow), and our combination of information and research tools will provide us a strategic advantage over existing discount, deep discount, and Internet brokerage firms.

         We were incorporated in Florida in September 1995 as Online Trading, Inc. In February 1999, we changed our name from Online Trading Inc. to onlinetradinginc.com corp. and began doing business under the name onlinetradinginc.com.

THE MARKET

         The financial services industry has changed considerably over the last 25 years. Before 1975, all stock exchanges required brokers to charge fixed minimum commissions for trades of listed stock. Under pressure from Congress, the Department of Justice and the SEC, in 1975, these policies were changed, which allowed for negotiated commissions and the unbundling of investment services. The unbundling of brokerage services from other financial services has permitted investors to pick and choose among various financial providers for specific services. All of these developments brought about the advent and proliferation of the discount brokerage firm, which could separate financial advisory services from execution services, and could execute trades at a lower cost than a full-service broker.

         As a result, discount brokerage firms willing to accept stock trades for lower commissions have begun to proliferate. Like full service brokerage firms, discount brokerage firms are covered by the government-sponsored Securities Investor Protection Corporation ("SIPC") that insures accounts up to $100,000 in cash and up to $400,000 in other assets. Unlike full service brokerage firms, however, many discount brokerage firms do not typically provide the full breadth of products and services offered by full-service firms, such as regular access to a broker willing to make recommendations or discuss possible investments, elaborate research reports or access to initial public offerings.

         As a result of increased competition among brokerage firms, deep discount brokerage firms who advertise very low commission rates also entered the market. These firms generally provide very little, if any, services and merely effect trades for an extremely low price. However, many of these firms either (1) sell the order received from their clients to another brokerage firm that makes a market in the stock being traded, or (2) charge the client a mark-up or mark-down. We believe the selling of order flow creates inefficiency in the trade execution which may increase the client's overall cost of the transaction.

         At the same time, the use of the Internet as a tool for obtaining information, communicating and effecting commerce is also changing the financial services industry. The Internet provides investors with a wealth of information about investing, including stock picks, technical charts, analysis and financial corporate news. As a result, investors are more self-reliant and value conscious, are managing their own money and are increasingly reluctant to pay high fees to full-service retail brokers. This has led to significant growth in online investing and the entry into the market of electronic or online trading which has experienced phenomenal growth since the Internet "e-brokerages" were introduced in 1994.

         As a result of the growth of the Internet as a tool to obtain information, online trading is now the fastest growing segment of the brokerage industry and is expected to continue to grow significantly. In a report dated March 11, 1999, Forrester Research, Inc., an independent research firm, estimates that during 1998, the number of North American households investing online nearly doubled, reaching just under 2.4 million by the start of 1999 and that the number of households investing online will increase to 4.3 million by the end of 2000. In addition, industry experts project that retail commissions generated by the online trading market will grow from approximately $268 million, or 15% of the commissions generated by discount brokerages in 1996, to as much as $2.2 billion, or 60% of total discount brokerage commissions, by 2001. Customers at the biggest online brokerage firms average 20 to 25 trades per year, four to five times the number of trades per account executed at traditional full-service brokerage firms. We believe that we are positioned to service financially sophisticated and technologically capable brokerage customers. The marketplace is demanding lower commissions, better trade executions, access to more information and the convenience of 24 hour account monitoring.

OUR BUSINESS

         GENERAL FINANCIAL BROKERAGE SERVICES

         We provide financial brokerage services to experienced investors, including both individuals and small to mid-sized institutions (such as hedge funds, money managers, mutual funds and pension funds). To support the investment services provided to these investors, we effect transactions in equity securities strictly on an agency basis for our clients. This means that we always charge only an agreed upon commission and never earn income from marking up or marking down our clients' stock orders. Our retail sales division consists of 30 registered representatives of which six are registered principals. Our retail customer accounts are carried on a "fully disclosed" basis by the Clearing Firm, pursuant to a clearing agreement. This agreement provides that our clients' securities positions and credit balances carry unlimited insurance through Travelers Casualty Company that is supplemental to standard SIPC protection. All customer credit balances are subject to immediate withdrawal from the Clearing Firm, at the discretion of the client.

         We pride ourselves on effecting equity transactions only on an agency basis as opposed to on a principal basis, meaning, we act as the agent for our clients directly in the market. The opposite of an agency trade in the brokerage industry is considered a principal trade. When performing a transaction on a principal basis, brokerage firms are permitted to accept a client's order to purchase, immediately purchase the securities in the market for the firm, and then sell the securities to the client for a mark-up. Notwithstanding that, we will not specifically preclude effecting transactions on a principal basis where a client demands that we do so.

         We also provide our clients with direct access to our trading desks which are online directly with the various stock exchanges and institutional buyers and sellers via various electronic crossing networks. Our brokers are committed to using their trading desks to obtain for our clients the fastest execution of their order at the best possible price at the time the order is given. In addition, as a result of the technology we use, we can access the most up-to-date electronic news information and research reports.

         Given the trend towards communicating, obtaining information, and effecting transactions through electronic means, we are committed to serving the changing needs of our clients. As a result, we have a team of well-trained registered brokers available to assist our clients by telephone, our intranet or the Internet. Brokers are available 12 hours a day from 7:00 AM to 7:00 PM EST Monday through Friday.

         INTERNET-BASED BROKERAGE SERVICES

         Through our Internet site, our clients currently have on-line access to their account information. This electronic access enables our clients to review the securities positions in their portfolio, confirm their buying power and margin balances (if applicable), obtain stock quotes, enter orders for execution, and review their recent trading activity. In addition to providing information for their particular account, we also provide our clients, via the Internet, pertinent market information regarding timely analysts' reports, relevant earnings reports sorted by those companies that exceeded earnings expectations and those that fell below expected earnings. We also provide our clients with information about the overnight markets and the futures markets, stocks that are trading before the market opens, and major company news through the Internet.

         We intend to use the Internet in various ways to help expand our business. First, we intend to use the Internet to help our existing brokers serve our clients better. The Internet will help our brokers disseminate information to clients simultaneously, thereby allowing our brokers to efficiently serve more clients. Second, we intend to use the Internet to serve an ever growing number of investors who want to make 100% of their trading and investment decisions on their own. Prior to providing this service, based upon express representations and qualifications of prospective clients, we pre-qualify these prospective clients to help ensure they are capable of making their own trading and investing decisions.

         We have a strong commitment to technology and are in the process of upgrading the software and technology that enables our brokers and clients to more efficiently use the Internet. A portion of the net proceeds of this offering will be used to complete this upgrade. We anticipate introducing this improved service to our clients by August, 1999.

         PROPRIETARY TRADING

         We operate a small proprietary trading department separate and distinct from all customer commission business. This department operates as a profit center under strict internal controls. We charge the proprietary trading desk commission rates above our costs, and we pay the department a percentage of the trading profits generated. As a result, we at times maintain inventories in equity securities on both a long and short basis. We never fill clients' orders from the firm's inventories. While long inventory positions represent our ownership of securities, short inventory positions represent obligations to deliver specified securities at the current market price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains as market values of securities fluctuate. To reduce the risk of losses, long and short positions are revalued to the current market price each day and are continuously monitored by us.

OUR BUSINESS STRATEGY

         We believe that we have been successful in creating a new level of service in the financial services industry by using technology to provide experienced clients direct access, through brokers, intranets and the Internet, to a trading desk which goes directly to the source and avoids the middleman to obtain the best possible execution price (i.e., a "Wall Street style trading desk"). Our strategy is designed to ensure that the client obtains the best possible execution price and access to relevant market information. We believe that opportunities exist in the financial services industry for a company that is able to provide experienced investors with the overall cost-savings created by (1) direct access to professional trade executions, (2) access to up-to-date market information, and (3) the convenience of trading over the Internet. onlinetradinginc.com was founded on the principle philosophy of providing our brokers and clients the best execution prices along with the most relevant market information and investment research. We consistently analyze new technologies and communication mediums, including the Internet, that will enable our brokers to better serve our clients. We are determined to offer our clients, regardless of the communication medium used, the simplest, most direct form of stock execution.

         Our goal is to become a leader in the financial services industry and build market share by capitalizing on the changes occurring in the financial services industry and providing our clients with specialized services for competitive, fully disclosed commission rates. We intend to achieve our goal by:

o targeting experienced investors and small to mid-sized financial institutions who typically (1) execute more trades per year than other categories of investors, (2) require access to market information, and
         (3) require fast execution of their orders;

o providing value to our clients at the lowest overall cost, including direct access to our trading desk which enables them to realize the best possible execution price;

o providing our clients with value-added services, including access to well-trained brokers and up-to-date market information;

o creating technologically innovative solutions to satisfy client needs, including efficient trading directly over the Internet; and

o providing our brokers with the tools to serve the needs of our experienced clients.

         TARGETING EXPERIENCED INVESTORS. Our clients are typically experienced investors and small to mid-sized financial institutions, including professional money managers, hedge fund managers and registered investment advisors. These active market participants on average execute more trades per year than traditional retail investors. Experienced investors also demand lower commissions, real-time access to information and quick order execution in order to effectuate their trading and investing strategies. We believe that the market for these clients is currently under-serviced and, as a result, intend to continue to target this market. We have established specific guidelines and suitability minimums for un-assisted Internet trading accounts. The requirements include, $100,000 minimum initial deposit, at least two years of trading or investing experience, and net worth of at least $300,000. Through a standard interview and based upon specific representations and qualifications of each prospective client, we pre-qualify our accounts in an attempt to screen out less experienced investors. In addition, we typically do not establish active trading accounts for retirement or pension accounts.

         PROVIDING VALUE TO OUR CLIENTS AT THE BEST POSSIBLE PRICE. Direct access to our trading desk enables our clients to realize the best possible execution price. While many discount brokerage firms may charge a significantly lower flat fee for trades, many of these firms actually realize a gain on these transactions by either (1) selling the order to another firm that will earn a spread between the bid and ask price, or (2) charging the client a mark up or mark down. As a result, the firm is compensated by the difference between what the firm pays for the stock and what the client ultimately pays for the stock or receives from the sale of the stock. Thus, any savings the client may have realized by paying less in commissions are lost when the client eventually pays more for the stock or sells the stock for less. We do not benefit from either of these types of activities. We primarily utilize electronic execution systems that enable money managers, professional traders, large institutions and investors the ability to trade efficiently. We pass on the savings realized from the electronic execution systems, which historically have been kept by professionals and large institutions, directly to our clients.

         PROVIDING OUR CLIENTS WITH VALUE-ADDED SERVICES. In addition to providing our clients with lower overall costs for effecting trades, we also provide our clients with some of the products and services provided by full-service firms, including access to a pool of well-trained brokers and the most current electronic news information and research reports. Most discount and online brokerage firms do not have a staff of well-trained brokers readily available to assist clients if they need investment advice. Our brokers are also available by telephone in the event of electronic systems failures. We believe our team of well-trained brokers offers our clients more than just execution services. At onlinetradinginc.com, we provide our clients and brokers with electronic research and electronic news from an ever growing database of news vendors to enable them to make better informed business decisions. As the Internet expands, research and market news become available 24 hours per day. We have the ability to trade before and after traditional market hours (7:00 a.m. to 7:00 p.m.) and provide this service to our clients.

         CREATING TECHNOLOGICALLY INNOVATIVE SOLUTIONS TO SATISFY CLIENTS' NEEDS. We are actively pursuing additional technologies to service the rapidly evolving financial services industry. Specifically, we are developing technology to enable our clients to trade equity securities more efficiently via the Internet. We are also exploring other solutions to improve our products and services to satisfy our clients' needs. We believe that a demand exists for a brokerage firm that can provide experienced traditional retail brokers with the technology to directly execute their own clients' orders. We also believe that significant demand exists from experienced brokers who want more market information to better serve clients. We have found that even though clients have access to more information via the Internet, the majority of clients still desire the assistance of an experienced broker to help guide their investment decisions. We intend to enlarge our existing branch offices and expand our branch office locations to every major metropolitan city across the U.S. and provide brokers at their own locations with their own "Wall Street style trading desk".

         In addition to the above, we are continually exploring strategic alliances, acquisitions and other opportunities to provide our clients with the best possible service and products. We do not currently have any understandings, commitments, arrangements or agreements with respect to any of those types of arrangements.

STRATEGIC RELATIONSHIPS

         We currently utilize the services of Bear Stearns Securities Corp. (the "Clearing Firm") for all custody and clearing issues associated with brokerage transactions. The Clearing Firm is the seventh largest securities firm in the U.S. We realize the following benefits from our relationship with the Clearing
Firm:

o quality safekeeping and protection on entire net equity (cash and securities) on all accounts;

o ability to participate in initial public offerings and other investment banking transactions;

o        ability to participate in a large database of no-load mutual funds; and

o        professional and prompt handling of institutional and managed accounts.

         Our relationship with Instinet Corporation affords us access to information and enables us to trade directly and anonymously with other brokerage firms, money managers, professional traders and large financial institutions on behalf of our clients. As a result of this relationship, we are also able to trade equities before the market opens at 9:30 a.m. and after the market closes at 4:00 p.m. We pass on these advantages and efficiencies directly to our clients, thereby affording them many more trading and investment opportunities than they would have otherwise. Management believes that some of our clients' best opportunities have come from the ability to take advantage of market moving news outside of traditional market hours.

         We are actively pursuing additional alliances with various companies to increase trading volume and operational efficiencies and to further enhance name recognition. In addition, we regularly examine new ways to provide additional products and services to our clients.

SALES AND MARKETING

         As evidence that a demand exists for our services, to date we have experienced significant revenue growth and positive cash flows, all without a formal marketing program. However, upon completion of the offering, we will seek to increase onlinetradinginc.com's brand recognition to attract new brokers and clients. We are developing a comprehensive marketing plan to attract more clients, experienced brokers, as well as build market awareness, educate the investing public and develop brand name recognition and loyalty. We believe that our unique approach to doing business will create a loyal client base. We intend to expand our market share through, among other things, direct-response advertising, advertising on our own and other Web sites, a public relations program, live seminars and television airtime. From time to time, we may choose to increase spending on advertising to target specific groups of investors or to decrease advertising expenditures in response to market conditions.

         Initially, we intend to focus our marketing efforts on direct-mail or direct-response advertising of our brokerage services as a less expensive and more efficient way of building awareness about us, our products and our services. Print advertisements will be placed in a broad range of business, technology and financial publications, including, but not limited to THE WALL STREET JOURNAL, BARRON'S, INVESTOR'S BUSINESS DAILY, AND FORBES. Online advertising may be conducted through America Online, CompuServe and popular Web sites such as: Yahoo!, theStreet.com, Wall Street Journal Interactive and Barron's Online. We also may advertise on CNBC, CNNFN and other major business cable television networks.

COMPETITION

         The market for discount brokerage services, and particularly electronic brokerage services, is new, rapidly evolving and intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. We encounter direct competition from numerous other brokerage firms, many of which provide electronic brokerage services which we currently do not provide. These competitors include discount brokerage firms like Charles Schwab & Co., Inc., Quick & Reilly, Inc. and E*Trade Group, Inc. We also encounter competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

         We believe that the principal competitive factors affecting the market for our brokerage services are speed and accuracy of order execution, price and reliability of trading systems, quality of client service, amount and timeliness of information provided, ease of use, and innovation. Based on management's experience and the success we have enjoyed to date, we believe that we presently compete effectively with respect to each of these factors.

         A number of our competitors have significantly greater financial, technical, marketing and other resources. Some of our competitors also offer a wider range of services and financial products and have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies, and client requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. We expect that new competitors or alliances among competitors will emerge and may acquire significant market share.

         There can be no assurance that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

GOVERNMENT REGULATION

         BROKER-DEALER REGULATION

         The securities industry is subject to extensive regulation under federal and state law. The SEC is the federal agency responsible for administering the federal securities laws. In general, broker-dealers are required to register with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We are a broker-dealer registered with the SEC. Under the Exchange Act, every registered broker-dealer that does business with the public is required to be a member of and is subject to the rules of the NASD. The NASD has established Conduct Rules for all securities transactions among broker-dealers and private investors, trading rules for the over-the-counter markets, and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules, and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities.

         We are also subject to regulation under state law. We are currently registered as a broker-dealer in 41 states and the District of Columbia. We have applications pending with the remaining 8 continental states and expect to be registered in every state (except Hawaii and Puerto Rico) by May 1999. An amendment to the federal securities laws prohibits the states from imposing substantive requirements on broker-dealers which exceed those imposed under federal law. The recent amendment, however, does not preclude the states from imposing registration requirements on broker-dealers that operate within their jurisdiction or from sanctioning these broker-dealers for engaging in misconduct.

         NET CAPITAL REQUIREMENTS; LIQUIDITY

         As a registered broker-dealer and member of the NASD, we are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts"), which reflect the possibility of a decline in the market value of an asset prior to disposition.

         Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if the payment would reduce the firm's net capital below a certain level.

         The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates ("capital withdrawal") if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

         A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those of our operations that require the intensive use of capital, such as the financing of client account balances, and also could restrict our ability to pay dividends, repay debt and repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

         We are a member of SIPC which provides, in the event of the liquidation of a broker-dealer, protection for clients' accounts up to $500,000, subject to a limitation of $100,000 for claims for cash balances. Our clients are carried on the books and records of the Clearing Firm. The Clearing Firm has obtained unlimited insurance through Travelers Casualty Company for the benefit of our clients' accounts that is supplemental to SIPC protection.

         ADDITIONAL REGULATION

         Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights, and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Moreover, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies. Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Finally, as our services are available over the Internet in multiple states and foreign countries, and as we have numerous clients residing in these states and foreign countries, these jurisdictions may claim that our company is required to qualify to do business as a foreign corporation in each such state and foreign country. While our company is currently registered as a broker-dealer in 41 states, we are qualified to do business as a foreign corporation in only a few states; failure by our company to qualify as a broker-dealer in other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the Internet and other online services.

EMPLOYEES

         We currently have 34 full-time employees, of which 31 are registered representatives and one of the remaining three has begun the registration process. The employees are operating from the following branch locations:

                            Boca Raton, FL
                            Boston, MA
                            Osterville, MA (Cape Cod)
                            Pittsburgh, PA
                            Troy, MI
                            Hudson, OH

         We have five people in management, 24 in sales, and four people in administration. No employee is covered by a collective bargaining agreement or is represented by a labor union. We consider our employee relations to be excellent. We also have entered into independent contractor arrangements with other individuals on an as-needed basis to assist with programming and developing proprietary technologies.

FACILITIES

         Our principal executive offices are located in an approximately 6,700 square foot facility in Boca Raton, Florida. This facility is occupied pursuant to a lease expiring February 28, 2007 at a current annual rent of approximately $118,000. We also lease approximately 1,200 square feet of office space for our branch office in Osterville, Massachusetts. This space is occupied pursuant to a lease expiring on November 30, 2003, at an annual rent of $24,000, with an option to renew for an additional five-year term period. Additionally, we lease approximately 1,300 square feet of office space for our branch office in Pittsburgh, Pennsylvania. This office is occupied pursuant to a lease expiring in February 2000 at an annual rent of $21,384. Finally, we lease approximately 500 square feet of office space for our branch office in Troy, Michigan pursuant to a lease expiring in April, 1999 with an option to renew month-to-month for a period of up to six additional months, at an annual rent of $7,200.

         We have branch offices in Boston, Massachusetts, and Hudson, Ohio; however, we are not a party to any lease agreements. The brokers established in those offices have entered into the lease agreements and are responsible for the lease obligations.

         Management believes the existence of these branch offices and the manner in which they are set up will be helpful if the company were to experience systems failure. If one of our offices were not operational, under certain circumstances, some of our other offices would continue to service clients through their facilities. By way of example and not limitation, our phone system has the ability to re-route calls to different locations in the event the phone system for one location were to fail.

LEGAL PROCEEDINGS

         We are not a party to any material proceedings.

                                   MANAGEMENT

         The following table sets forth the names, ages and positions held with respect to each Director and Executive Officer:


NAME                                                     AGE                                POSITION
-----                                                   -----                               ---------
Andrew A. Allen                                          39              Chairman of the Board, Chief Executive
                                                                           Officer and Director
E. Steven zum Tobel                                      32              President, Chief Financial Officer, and
                                                                           Director
Farshid Tafazzoli                                        26              Chief Information Officer and Director
Derek J. Hernquist                                       27              Vice President of Operations, Secretary and
                                                                           Director
Benedict S. Gambino                                      41              Director


-----------


         ANDREW A. ALLEN. Mr. Allen is our Chairman and co-founder. He co-founded the company in September 1995. Mr. Allen served as President until January 1999 and is presently serving as Chief Executive Officer. Prior to that, Mr. Allen was employed by Schonfeld Securities, LLC as a firm trader and trainer of other proprietary traders from May 1995 through September 1995. Mr. Allen has over 19 years experience working in various capacities in the brokerage industry from sales, marketing, trading, operations, and training at the following firms:
Prudential Securities, Oppenheimer & Company, and Schonfeld Securities, LLC. Mr. Allen was also a member of the Chicago Board of Options Exchange ("CBOE") from 1985 to 1993. While at the CBOE, Mr. Allen also served on the Appeals Committee.

         E. STEVEN ZUM TOBEL. Mr. zum Tobel joined us as Chief Compliance Officer and Chief Financial Officer in March 1998. Mr. zum Tobel became President in March 1999. Mr. zum Tobel has over 10 years experience surrounding the brokerage industry with areas of expertise in financial reporting, compliance, and operations. From September 1996 through February 1998, Mr. zum Tobel was managing partner of zum Tobel & Ling, LLP, an audit and tax practice that specialized in the brokerage industry. Prior to establishing his own accounting and consulting practice, Mr. zum Tobel was Vice President of Securities Consultants International LLC, a national brokerage consulting firm, from December 1994 through September 1996. Prior to that, from May 1994 through December 1994, Mr. zum Tobel was a systems consultant with Vilarino Plaza, Inc. He has a B.A. degree in finance and an MBA with a concentration in finance from Florida Atlantic University. Mr. zum Tobel is also a certified public accountant.

         FARSHID TAFAZZOLI. Mr. Tafazzoli is our Chief Information Officer and co-founder. He co-founded the Company in September 1995. In 1993, Mr. Tafazzoli joined Gulfstream Partners as a systems specialist. Mr. Tafazzoli applied his systems experience in a trading environment, and accepted an opportunity to join Spear Leeds & Kellog, the largest specialist firm on the New York Stock Exchange, beginning in March 1994. Mr. Tafazzoli soon became a registered trader capitalizing on his systems experience. Mr. Tafazzoli combined his technical computer systems experience with his trading and investing experience and co-founded onlinetradinginc.com in September 1995. Mr. Tafazzoli received a B.S. in Administrative Studies from Nova Southeastern University.

         DEREK J. HERNQUIST. Mr. Hernquist joined the firm in January 1997 as the manager of the trading desk. Mr. Hernquist is presently serving as Vice President of Operations and Director. Mr. Hernquist began his career at Olde Discount Brokerage in June 1992 where he remained until December 1995. In January, 1996, Mr. Hernquist established his own trading and investing partnership and became one of our clients. In January 1997, Mr. Hernquist accepted a position to run our trading desk. Mr. Hernquist has a BA in finance from the University of Arizona.

         BENEDICT S. GAMBINO. Mr. Gambino co-founded the company in September 1995 as a passive shareholder and director. Mr. Gambino was a member on the CBOE from 1981 to 1996. Mr. Gambino has been retired since 1996 although he continues to act as a private investor.

         There is no family relationship between any of the officers, key employees and directors.

         Within 90 days of the consummation of this offering, we intend to secure the services of at least two non-employee directors. We also intend to establish audit and compensation committees.

         Directors hold their offices until the next annual meeting of our shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal from office or death. There are currently no committees of the Board of Directors. Upon consummation of this offering, we intend to establish audit and compensation committees, each consisting of a majority of non-employee directors.

         Officers serve at the pleasure of the Board of Directors and until the first meeting of the Board of Directors following the next annual meeting of our shareholders and until their successors have been chosen and qualified.

DIRECTOR COMPENSATION

         We do not currently pay our directors any fees for attending Board meetings. We anticipate that following this offering we will pay non-employee directors $500 plus travel reimbursements per Board meeting attended.

LIMITATION ON LIABILITY OF DIRECTORS

         As permitted by Florida law, our Articles of Incorporation contain an article limiting the personal liability of directors. The Articles of Incorporation provide that each of our directors shall not be personally liable for monetary damages for a breach of fiduciary duty as director except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Florida Business Corporation Act, which prohibits the unlawful payment of dividends or the repurchase or redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. This article is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of duty of care by a director.

EXECUTIVE COMPENSATION

         The following table summarizes all compensation paid by us during the fiscal year ended January 31, 1999 for our Chief Executive Officer and each other executive officer whose annual compensation exceeded $100,000 during the fiscal year ended January 31, 1999 (collectively the "Named Executive Officers"). Our directors do not receive compensation for serving in this capacity.



                                                                  SUMMARY COMPENSATION TABLE
                                           -------------------------------------------------------------------------
                                                          COMPENSATION FOR THE FISCAL       OTHER COMPENSATION FOR
                                                                  YEAR ENDED                THE FISCAL YEAR ENDED
                                                               JANUARY 31, 1999                JANUARY 31, 1999
                                                         ------------------------------    -------------------------
              NAME AND                      FISCAL          SALARY            BONUS
          PRINCIPAL POSITION                 YEAR             $                $(1)                    $
---------------------------------------    ----------    --------------    ------------    -------------------------
Andrew Allen, Chairman                     1999              74,000            525,000                0
   and Chief Executive
   Officer

Farshid Tafazzoli, Chief                   1999              72,000            293,100                0
   Information Officer and
   Director

E. Steven zum Tobel,                       1999              60,000             55,000             9,075(3)
   Chief Financial Officer,
   President and Director(2)

Derek J. Hernquist,                        1999              60,000             82,000                0
   Vice President of
   Operations,
   Secretary and Director

Benedict S. Gambino,                       1999              72,000            300,000            28,000(5)
    Director(4)
---------------

(1) We paid $1,460,000 in management bonuses for Fiscal 1999 and $602,000 for Fiscal 1998. Pursuant to new employment agreements effective as of February 1, 1999 for the fiscal year ended January 31, 2000, the compensation of executive shareholder management has been set and limitations have been placed on the amount of bonuses executive shareholder management may receive.
(2)      Mr. zum Tobel began his employment with the company in March 1998.
(3) Represents the value of shares issued in connection with Mr. zum Tobel's employment.
(4) Mr. Gambino received his compensation in consideration for his duties as a non-executive employee, and not as an executive officer or director.
(5) Represents interest paid to the director with respect to an outstanding loan to us.

EMPLOYMENT AGREEMENTS

         We have entered into three-year employment agreements with each of Messrs. Allen, Tafazzoli, zum Tobel and Hernquist which provide for an annual base compensation of $200,000, $200,000, $120,000 and $50,000 respectively, and bonuses as the Board of Directors may in its sole discretion from time to time determine. Notwithstanding the foregoing, the employment agreements limit the aggregate amount of bonuses that may be paid to employees to 5% of pre-tax earnings. Moreover, Messrs. Allen, Tafazzoli, zum Tobel, Hernquist and Gambino have agreed not to receive any bonuses until such time as the company earns $3,300,000 in pre-tax earnings in any fiscal year.

         The employment agreements provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with our current or anticipated business during the term of the employment agreement and for a period of one year thereafter. A state court may determine not to enforce this provision or to otherwise limit its enforceability.

         Mr. zum Tobel received 400,000 shares of common stock in connection with his employment. However, the unvested portion of these shares is subject to redemption by the company if Mr. zum Tobel resigns from his employment or is terminated for cause prior to February 28, 2001. These shares vest in equal amounts over a three-year period commencing February 28, 1999.

STOCK OPTION PLAN

         Under our 1999 Stock Option Plan (the "1999 Plan"), 1,000,000 shares of common stock are reserved for issuance upon exercise of the options. The 1999 Plan is designed to serve as an incentive for retaining qualified and competent directors, employees, consultants and independent contractors. Options will be granted to certain persons in proportion to their contributions to the overall success of the company as determined by the Board of Directors and our Compensation Committee in their sole discretion.

         Our Board of Directors, or a committee thereof, administers and interprets the 1999 Plan and is authorized to grant options thereunder to all eligible employees, including our directors and executive officers (whether current or former employees), as well as consultants and independent contractors. The 1999 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and nonstatutory stock options. Incentive stock options may only be granted, however, to employees. Options can be granted under the 1999 Plan on the terms and at the prices determined by the Board, or a committee thereof, except that the per share exercise price of incentive stock options granted under the 1999 Plan will not be less than the fair market value of the common stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of the fair market value as defined in the 1999 Plan.

         Options under the 1999 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of the shares covered by the incentive stock options which are exercisable for the first time by any individual during any calendar year exceeds $100,000.

         Options granted under the 1999 Plan will be exercisable after the period or periods specified in the option agreement. Incentive stock options granted to employees will vest in equal installments over a period of five years commencing on the first anniversary of the date of grant. Options granted under the 1999 Plan are not exercisable after the expiration of ten years from the date of the grant and are not transferable other than by will or by the laws of descent and distribution. Adjustments in the number of shares subject to options granted under the 1999 Plan can be made by the Board of Directors or the appropriate committee in the event of a stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares.

         As of the date of this Prospectus, we have granted options under the 1999 Plan to purchase __________ shares of common stock to certain of our employees, none of which are executive officers. These options will be exercisable at a price equal to the initial public offering price per share of the shares of common stock offered hereby and will expire ten years from the date of grant. In addition, exercise of the options is contingent on the optionee's continued employment by us.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding beneficial ownership of our common stock as of the date of this Prospectus, by (1) each person who owns beneficially more than 5% of our outstanding common stock, (2) each of the Named Executive Officers, and (3) all directors and executive officers as a group.


                                                                                    PERCENT BENEFICIALLY OWNED
                                                                                   ----------------------------
                                                        NUMBER OF SHARES           PRIOR TO             AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                BENEFICIALLY OWNED          OFFERING            OFFERING
---------------------------------------                ------------------          --------            --------
COMMON STOCK:
Andrew A. Allen............................                 2,453,334(2)              30.7%              24.5%
Farshid Tafazzoli..........................                 2,453,333                 30.7               24.5
E. Steven zum Tobel........................                   400,000(3)               5.0                4.0
Derek J. Hernquist.........................                   240,000                  3.0                2.4
Benedict S. Gambino........................                 2,453,333                 30.7               24.5
All directors and executive officers as a
group (5 persons)..........................                 8,000,000                100.0%              79.9%

PREFERRED STOCK:
Benedict S. Gambino........................                       300                100.0%             100.0%


-----------------
(1) The business address of all directors and executive officers is c/o the company, 2700 North Military Trail, Suite 200, Boca Raton, Florida 33431.

(2)      Includes shares held as custodian for minor children.

(3) Includes shares which may be redeemed by us if Mr. zum Tobel terminates his employment with us on or before March 1, 2001.

                              CERTAIN TRANSACTIONS

LOANS BY SHAREHOLDERS

         In December 1998, Benedict Gambino, one of our directors and shareholders, renewed a subordinated loan to us in the amount of $400,000. The outstanding principal balance accrues interest at the rate of 5% per annum and is due and payable on February 11, 2002.

RIGHT TO REDEEM SHARES OF STEVEN ZUM TOBEL

         In February 1998, we issued 400,000 shares of common stock to Steven zum Tobel as additional consideration for Mr. zum Tobel agreeing to join us. Pursuant to the terms of Mr. zum Tobel's employment agreement, we may redeem the unvested portion of these shares in the event Mr. zum Tobel resigns from his employment or is terminated with cause, as defined in the Employment Agreement, on or before February 28, 2001. See "Management - Employment Agreements."

APPROVAL OF AFFILIATED TRANSACTIONS

         We believe that each of the foregoing transactions were on terms no less favorable than those which could have been obtained from unaffiliated third parties. Following completion of this offering, all transactions between us and our directors, executive officers and principal shareholders will be on terms no less favorable than could be obtained from unaffiliated third parties and have been and will be approved by a majority of our independent outside directors, when elected.

SUBORDINATED LOANS BY MANAGEMENT

         As co-underwriters of this offering, we may, if necessary, accept temporary subordinated loans that will increase our net capital during the days prior to the consummation of the offering to provide a reserve against the anticipated increase in securities we will be holding and corresponding decrease in liquid assets.

                          DESCRIPTION OF CAPITAL STOCK

         After this offering, our authorized capital stock will consist of (1) 30,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of which will be outstanding and (2) 1,000,000 shares of preferred stock, par value $0.01 per share, 300 of which will be outstanding.

COMMON STOCK

         Subject to the rights of the holders of any preferred stock that may be outstanding and that may have preferential dividend rights, each holder of common stock on the applicable record date is entitled to receive the dividends declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.

         Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

         Our Board of Directors has the authority to issue 1,000,000 shares of preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in the series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders.

         Of the 1,000,000 authorized shares of preferred stock, 300 shares have been designated Series A Redeemable Preferred Stock (the "Series A Stock") and all of these shares are issued and outstanding. The holder of the shares of the Series A Stock has voting rights and is entitled to one vote per share of Series A Stock. The stated value of each share of Series A Stock is $1,000. The holder of Series A Stock is not entitled to dividends. The shares of Series A Stock are not convertible into common stock. The shares of Series A Stock are redeemable by the company, in whole or in part, at any time and from time to time, from and after June 1, 1999, at a price of $1,100 per share.

         We have no present plans to issue any additional shares of preferred stock.

REDEEMABLE WARRANTS

         Each warrant offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase one share of common stock at a price of $___, subject to adjustment in certain circumstances, at any time between ___, 1999 and 5:00 p.m., Eastern Time, on ______, 2004.

         The warrants are redeemable by us at any time commencing ________, 2000, upon notice of not less than 30 days, at a price of $0.125 per warrant, provided that the closing bid quotation of the common stock on all 30 trading days ending on the third day prior to the day on which we give notice has been at least 150% of the initial public offering price of the common stock (currently $___), subject to adjustment. The warrant holders shall have the right to exercise their warrants until the close of business on the date fixed for redemption. The warrants will be issued in registered form under a warrant agreement by and among us and our transfer agent as warrant agent (the "Warrant Agreement"). The exercise price and number of shares of common stock or other securities issuable on exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants are not subject to adjustment for issuances of common stock at prices below the exercise price of the warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified by reference thereto).

         The warrants may be exercised upon surrender of the warrant certificate during the exercise period at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to us) to the warrant agent for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock.

         No warrant will be exercisable unless at the time of exercise we have filed a current registration statement with the Commission covering the shares of common stock issuable upon exercise or qualification under the securities laws or the state of residence of the holder of such warrant. We will use our best efforts to have all the shares registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, subject to the terms of the Warrant Agreement. While it is our intention to do so, there can be no assurance that we will be able to do so.

         No fractional shares will be issued upon exercise of the warrants. However if a warrant holder exercises all warrants then owned of record by him, we will pay to this warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

         GENERAL

         Certain provisions of our Articles of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in our Articles of Incorporation or Bylaws without the affirmative vote of the holders of two-thirds of the outstanding shares of common stock.

         SPECIAL MEETING OF SHAREHOLDERS

         Our Articles of Incorporation and Bylaws provide that special meetings of our shareholders be called only by a majority of the Board of Directors, our Chief Executive Officer or holders of not less than one-third of our outstanding voting stock.

         ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Our Articles of Incorporation and Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever is first. The Bylaws also specify certain requirements as to the content and form of a shareholder's notice. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

         AMENDMENT OF BYLAWS

         The Bylaws may only be altered, amended or repealed by the Board or the affirmative vote of the holders of at least a majority of our outstanding shares of common stock.

TRANSFER AGENT

         The transfer agent for our common stock and the warrant agent for our warrants is American Securities Transfer & Trust, Inc., Denver, Colorado.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, we will have 10,000,000 shares of common stock outstanding. Of these shares, the 2,000,000 shares of common stock sold in the offering will be freely tradeable without restriction under the Securities Act. The remaining 8,000,000 shares of common stock will be "restricted securities" as defined in Rule 144 and will become eligible for public sale subject to the restrictions of Rule 144 commencing one year from their issuance. All of the 8,000,000 restricted shares are currently eligible for sale under Rule 144 (with the exception of 266,667 shares owned by Mr. Steven zum Tobel, our President and Chief Financial Officer, which are subject to a right of redemption).

         In general, under Rule 144, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from us and the date they were acquired from an "affiliate" of ours, as that term is defined in Rule 144 (an "Affiliate"), then the holder of the restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on The Nasdaq SmallCap Market during the four calendar weeks preceding the sale. The holder may only sell the shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of the sales, notices of the sales and the availability of current public information concerning us. An Affiliate may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

         Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us and the date they were acquired from an Affiliate, as applicable, a holder of these restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

         Our directors, executive officers and shareholders who own an aggregate of 8,000,000 shares of common stock (representing all of the issued and outstanding shares prior to this offering) have entered into written agreements not to sell or otherwise dispose of the shares of common stock beneficially owned by them for 12 months after the date of this Prospectus without the consent of the Representative.

         We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that these sales may occur, could adversely affect prevailing market prices.

                                  UNDERWRITING

         Subject to certain terms and conditions contained in the Underwriting Agreement among us, Werbel-Roth Securities, Inc., as the representative of the underwriters (the "Representative"), the underwriters named below have severally agreed to purchase from us, and we have agreed to sell to the several underwriters, the number of shares of common stock and warrants set forth opposite their names below:


                                                          NUMBER OF              NUMBER OF
NAME OF UNDERWRITER                                        SHARES                 WARRANTS
-------------------                                  --------------------    -------------------
Werbel-Roth Securities, Inc.........................

onlinetradinginc.com................................         500,000                500,000
                                                    --------------------    -------------------

              Total.................................       2,000,000              2,000,000
                                                    ====================    ===================


         The Underwriting Agreement provides that the obligations of the several underwriters to purchase the common stock and warrants are subject to approval of certain legal matters by counsel and to various other conditions. If any of the shares of common stock or warrants are purchased by the underwriters pursuant to the Underwriting Agreement, all the shares of common stock and warrants (other than shares of common stock and warrants covered by the over-allotment option described below) must be so purchased.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to certain payments that the underwriters may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The underwriters propose to offer the shares of common stock and warrants directly to the public at the offering price set forth on the cover page of this Prospectus. The underwriters may allow to certain dealers who are members of the NASD concessions, not in excess of $____ per share of common stock and $___ per warrant, of which not in excess of $___ per share of common stock and $___ per warrant may be reallowed to other dealers who are members of the NASD. The offering prices, reallowances and concessions will not be changed until after this offering has been completed.

         We have granted a 45-day over-allotment option to the underwriters to purchase up to 300,000 additional shares of common stock and/or 300,000 warrants at the offering price less the underwriting discount and commissions. If the underwriters exercise such over-allotment option, then each of the underwriters will be committed, subject to certain conditions, to purchase the additional shares and/or warrants in approximately the same proportion as set forth in the above table. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock and/or warrants offered hereby.

         We have has agreed to pay the Representative a nonaccountable expense allowance of 3% of the gross proceeds of this offering, of which $40,000 has been paid as of the date of this Prospectus. We have also agreed to pay all expenses in connection with qualifying the shares of common stock and warrants offered hereby for sale under the laws of the states the Representative designates, including expenses of counsel retained for that purpose by the Representative.

         We have agreed to sell to the Representative and its designees for an aggregate of $100, warrants (the "Underwriter's Warrants") to purchase up to 200,000 shares of common stock at an exercise price of $_____ per share (120% of the public offering price per share) and up to 200,000 warrants (each exercisable to purchase on share of common stock at a price of $_____ per share) at an exercise price of $0.15 per warrant (120% of the public offering price per warrant). The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this Prospectus, except to the officers and partners of the Representative and members of the underwriting syndicate and selling group and are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the common stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of our shareholders will occur. Further, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of common stock or the underlying warrants, or the shares of common stock issuable upon exercise of the underlying warrants may be deemed additional underwriting compensation. We have agreed, at the request of the holders of a majority of the Underwriter's Warrants, at our expense, to register the Underwriter's Warrants, the shares of common stock and warrants underlying the Underwriter's Warrants, and the shares of common stock issuable upon exercise of the underlying warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Underwriter's Warrants and all the underlying securities in any appropriate registration statement which is filed by us during the seven years following the date of this Prospectus.

         This offering is being conducted in accordance with Rule 2720 of the NASD. That rule requires, among other things, that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD, which underwriter has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the Registration Statement of which this Prospectus forms a part. The Representative in this offering served as the qualified independent underwriter and received no additional compensation for serving in this capacity.

         Our directors, executive officers and our shareholders who own an aggregate of 8,000,000 shares of common stock have entered into written agreements not to sell or otherwise dispose of any of their common stock for a period of 12 months from the date of this Prospectus, without the prior written consent of the Representative.

         Prior to this offering, there has been no public market for the common stock or warrants. Consequently, the initial public offering price for the common stock and the warrants has been determined by negotiations between us and the underwriters and is not necessarily related to our asset value, net worth or other established criteria of value. The factors considered in these negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as were deemed relevant.

         In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock and/or the warrants. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which the underwriters or selling group members may bid for or purchase common stock and/or the warrants for the purpose of stabilizing its market price.

         The underwriters also may create a short position for the account of the underwriters by selling more common stock and/or the warrants in connection with the offering than they are committed to purchase from us and in that a case may purchase common stock and/or the warrants in the open market following completion of the offering to cover all or a portion of that short position.

         The underwriters may also cover all or a portion of that short position, up to 300,000 shares of common stock and 300,000 warrants, by exercising the over-allotment option. In addition, the Representative may impose "penalty bids" under contractual arrangements with the underwriters, whereby it may reclaim from an underwriter (or dealer participating in the offering) for the account of other underwriters, the selling concession with respect to common stock and/or the warrants that is distributed in any offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock and/or the warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

         Under the securities laws of certain states, the shares and warrants may be sold in those states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in that state or an exemption from that requirement is available and is complied with.

                                  LEGAL MATTERS

         Broad and Cassel, a partnership including professional associations, Miami, Florida will give an opinion regarding the validity of the common stock and warrants offered under this Prospectus. Certain legal matters relating to the offering will be passed upon for the Representative by Dreier & Baritz, LLP, Boca Raton, Florida.

                                     EXPERTS

         The statements of financial condition of onlinetradinginc.com corp. as of January 31, 1999 and January 31, 1998 and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended included in this Prospectus and incorporated by reference in the Registration Statement, have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their report appearing herein and incorporated by reference in the Registration Statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a Registration Statement containing this Prospectus and encompassing any amendments thereto on Form SB-2 pursuant to the Securities Act with respect to the common stock and warrants being offered in this offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by SEC rules and regulations. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any contract, agreement or other document filed as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by reference to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

         The Registration Statement filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the website that the SEC maintains at http://www.sec.gov. You may also call the SEC at 1-800-SEC-0330 for more information.

         As of the date of this Prospectus, we will become subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of these materials can be obtained from the Commission's Public Reference Section at prescribed rates. We intend to furnish our shareholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                           ONLINETRADINGINC.COM CORP.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
INDEPENDENT AUDITORS' REPORT                                             F-1

FINANCIAL STATEMENTS

         Statements of Financial Condition                               F-2

         Statements of Operations                                        F-3

         Statement of Changes in Stockholders' Equity                    F-4

         Statements of Cash Flows                                        F-5

NOTES TO FINANCIAL STATEMENTS                                 F-6 through F-13

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
onlinetradinginc.com corp.



We have audited the accompanying statements of financial condition of onlinetradinginc.com corp. (the "Company") as of January 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of onlinetradinginc.com corp. as of January 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                      /s/ Ahearn, Jasco + Company, P.A.
                                     ------------------------------------------
                                     AHEARN, JASCO + COMPANY, P.A.
                                     Certified Public Accountants


Pompano Beach, Florida
March 2, 1999, except for Note 9, for
which the date is March 25, 1999

                           ONLINETRADINGINC.COM CORP.
                        STATEMENT OF FINANCIAL CONDITION
                         AS OF JANUARY 31, 1999 AND 1998


                                                                                            1999                    1998
                                                                                       --------------            -----------
                                                          ASSETS
 CURRENT ASSETS:
   Cash and cash equivalents                                                           $    1,005,944           $ 218,335
   Receivable from clearing organization                                                      572,433             300,900
   Other receivables                                                                            6,163                  --
   Securities owned, at market value                                                          381,084             683,335
   Deferred tax asset                                                                              --               4,250
   Other current assets                                                                         9,420                 561
                                                                                       --------------         -----------
       TOTAL CURRENT ASSETS                                                                 1,975,044           1,207,381
 PROPERTY AND EQUIPMENT, net                                                                  136,146             117,174
 OTHER ASSETS                                                                                  43,398              17,730
                                                                                       --------------         -----------
                                                                                       $    2,154,588         $ 1,342,285
                                                                                       ==============         ===========

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

 CURRENT LIABILITIES:

   Accounts payable and accrued liabilities                                            $      948,422           $ 211,110
   Income taxes payable                                                                        45,800                  --
   Securities sold but not yet purchased, at market value                                          --             131,782
                                                                                       --------------         -----------
       TOTAL CURRENT LIABILITIES                                                              994,222             342,892
                                                                                       --------------         -----------
 DEFERRED INCOME TAXES                                                                         15,400               5,800
                                                                                       --------------         -----------
 SUBORDINATED LOANS                                                                           525,000             500,000
                                                                                       --------------         -----------
 STOCKHOLDER'S EQUITY:

   Preferred stock, $0.01 par value; 1,000,000 shares authorized; issued and outstanding, 300 shares of Series A, stated value $1,000, voting,
     redeemable at 110% of value                                                              300,000             300,000
   Common stock, $0.01 par value, 30,000,000 shares authorized;
     issued and outstanding, 8,000,000 in 1999 and 7,600,000 and 1998                          80,000              76,000
   Additional paid-in capital
                                                                                               95,026              89,951
   Retained earnings                                                                          144,940              27,642
                                                                                       --------------         -----------
       TOTAL STOCKHOLDERS EQUITY                                                              619,966             493,593
                                                                                       --------------         -----------
                                                                                       $    2,154,588         $ 1,342,285
                                                                                       ==============         ===========


                       See notes to financial statements.

                           ONLINETRADINGINC.COM CORP.
                            STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED JANUARY 31,1999 AND 1998

                                                                                            1999                  1998
                                                                                       --------------       ---------------
 REVENUES:
   Commissions                                                                         $    5,525,427       $    3,673,728
   Net dealer inventory and investment gains and losses                                       328,495             (187,973)
   Interest and dividends                                                                     138,142               62,630
                                                                                       --------------       --------------
                                TOTAL REVENUES                                              5,992,064            3,548,385
                                                                                       --------------       --------------
 OPERATING EXPENSES:
   Employee compensation and benefits                                                       3,339,763            1,402,102
   Clearing and other transaction costs                                                     2,002,055            1,751,472
   Occupancy and administration                                                               406,814              324,499
   Interest expense                                                                            36,566               71,805
   Depreciation                                                                                29,918               20,485
                                                                                       --------------       --------------
                                TOTAL OPERATING EXPENSES                                    5,815,116            3,570,363
                                                                                       --------------       --------------
       INCOME (LOSS) BEFORE INCOME TAXES                                                      176,948              (21,978)

 INCOME TAX (PROVISION) BENEFIT                                                               (59,650)              2,550
                                                                                       --------------       --------------

       NET INCOME (LOSS)                                                               $      117,298       $      (19,428)
                                                                                       ==============       ==============
 EARNINGS (LOSS) PER SHARE:
   Basic                                                                               $       0.0147       $      (0.0026)
                                                                                       ==============       ==============
   Diluted                                                                             $       0.0147       $      (0.0026)
                                                                                       ==============       ==============
   Weighted average common shares outstanding                                               7,971,510            7,600,000
                                                                                       ==============       ==============






                       See notes to financial statements.

                           ONLINETRADINGINC.COM CORP.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998

                                         Series A
                                      Preferred Stock               Common Stock
                                    --------------------       ----------------------      Additional
                                    Shares     Amount at        Shares      Amount at       Paid-In        Retained
                                    Issued   Stated Value       Issued    Stated Value       Capital        Earnings        Totals
                                    ------   ------------      --------   ------------    ------------    ----------     ----------
 BALANCES, February 1, 1997
   as restated [see Note 9(a)]        300    $    300,000     7,600,000    $    76,000    $     89,951    $   47,070     $ 513,021

 Net loss for the year ended
   January 3l,  1998                   --              --            --             --               --      (19,428)      (19,428)
                                    -----    ------------     ---------    -----------    -------------   ----------     ---------
 BALANCES, January 31,1998            300         300,000     7,600,000         76,000           89,951       27,642       493,593

 Common stock issued for services      --              --       400,000          4,000            5,075           --         9,075

 Net income for the year ended
   January 31, 1999                    --              --            --             --               --      117,298       117,298
                                    -----    ------------     ---------    -----------    -------------   ----------     ---------

 BALANCES, January 31, 1999           300    $    300,000     8,000,000    $    80,000    $      95,026    $ 144,940     $ 619,966
                                    =====    ============     =========    ===========    =============   ==========     =========




                       See notes to financial statements.

                           ONLINETRADINGINC.COM CORP.
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED JANUARY 31,1999 AND 1998

                                                                                            1999                1998
                                                                                       --------------       -------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                   $     117,298        $    (19,428)
   Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
     Depreciation                                                                             29,918              20,485
     Common stock issued for services                                                          9,075                  --
     Deferred income taxes                                                                    13,850              (2,550)
     Changes in certain assets and liabilities:
       Receivable from clearing organization                                                (271,533)           (172,401)
       Other receivables                                                                      (6,163)                 --
       Securities owned at market value                                                      302,251              84,619
       Other current assets                                                                   (8,859)               (561)
       Accounts payable and accrued expenses                                                 737,312             170,867
       Income taxes payable                                                                   45,800             (12,504)
       Securities sold but not yet purchased, at market value                               (131,782)             23,719
                                                                                       -------------        ------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                                             837,167              92,246
                                                                                       -------------        ------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                                        (48,891)            (83,345)
   Net change in other assets                                                                (25,667)                 --
                                                                                       -------------        ------------
       NET CASH USED IN INVESTING ACTIVITIES                                                (74,558)            (83,345)
                                                                                       -------------        ------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of subordinated loan                                                25,000                  --
                                                                                       -------------        ------------
       NET INCREASE IN CASH                                                                  787,609               8,901
 CASH AND CASH EQUIVALENTS, Beginning of year                                                218,335             209,434
                                                                                       -------------        ------------
 CASH AND CASH EQUIVALENTS, End of year                                                $   1,005,944        $    218,335
                                                                                       =============        ============
 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for income taxes                                          $         --         $     12,504
                                                                                       =============        ============
   Cash paid during the year for interest                                              $     35,831         $     75,936
                                                                                       =============        ============

                       See notes to financial statements.

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION AND BASIS OF PRESENTATION

               onlinetradinginc.com corp. (the "Company") was incorporated in the State of Florida on September 7, 1995 and operates as a registered securities broker/dealer under the rules of the National Association of Securities Dealers ("NASD"). The Company is headquartered in Boca Raton, Florida and has branch offices in Massachusetts, Pennsylvania, Michigan, and Ohio.

               The Company manages its customer accounts through Bear Stearns Securities Corp., (the "clearing firm"), on a fully disclosed basis. The clearing firm provides services, handles the Company's customers' funds, holds securities, and remits monthly activity statements to the customers on behalf of the Company. The amount receivable from brokers and dealers relates to commissions earned by the Company for trades executed by the other broker/ dealer on behalf of the Company.

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      MARKETABLE SECURITIES

               Marketable securities are valued at market value and securities not readily marketable are valued at fair value as determined by the board of directors. The resulting difference between cost and market (or fair value) is included in income.

      PROPERTY AND EQUIPMENT

               Furniture, equipment and leasehold improvements are recorded at cost and depreciated over the estimated useful lives of those assets using the straight-line and accelerated methods. Expenditures for routine maintenance and repairs are charged to expenses as incurred.

      SECURITIES TRANSACTIONS

               Proprietary securities transactions in regular-way trades are recorded on the trade date, as if they settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Company are recorded on a trade date basis. Customers' securities and commodities transactions are reported on a settlement date basis with related commission income and expenses reported on a trade date basis.

               Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the statement of financial condition.

      COMMISSIONS

               Commissions and related clearing expenses are recorded on a trade-date basis as securities transactions occur.

      ADVERTISING

               The costs of advertising, promotion, and marketing programs are charged to operations in the year incurred. Such expense items totaled $30,382 and $29,062, respectively, for the years ended January 31, 1999 and 1998.

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      CASH AND CASH EQUIVALENTS

               Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. The Company occasionally maintains cash balances in financial institutions in excess of the federally insured limits.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

               Cash, accounts receivable, and accounts payable and accrued expenses are reflected in the financial statements at cost, which approximates fair value because of the short-term maturity of those instruments. The fair value of the Company's subordinated loans payable, as described in Note 7, approximate their recorded values.

      INCOME TAXES

               The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements and tax returns. A valuation allowance is recognized, if necessary, to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

      NET INCOME PER COMMON SHARE

               The Company has adopted SFAS No. 128, "Earnings Per Share," which requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as previously prescribed by Accounting Principles Board Opinion No. 15, "Earnings Per Share." The adoption of SFAS 128 did not have an impact on the Company's reported results.

      NEW ACCOUNTING PRONOUNCEMENTS

               In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 and 131 are effective for fiscal years beginning after December 15, 1997. Adoption of these standards had no material impact on the Company's results of operations. A statement of comprehensive income is not presented since the Company had no items of other comprehensive income.

NOTE 2 - NET CAPITAL REQUIREMENTS

               The Company is subject to the Securities and Exchange Commission uniform net capital rule (rule 15c3-1), which requires the maintenance of minimal net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of January 31, 1999, the Company had net capital of $894,395, which was $794,395 in excess of its required net capital of $100,000.

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 3 - PENSION PLAN

               During the year ended January 31, 1999, the Company established a "SIMPLE" retirement plan. Eligible employees may contribute up to $500 per month for which the Company will match dollar-for-dollar, up to 3% of the employees' compensation. Contributions by the Company under this plan totaled $46,987 for the year ended January 31, 1999.

NOTE 4 - SECURITIES OWNED AND SECURITIES SOLD BUT NOT YET PURCHASED

               Securities owned and securities sold but not yet purchased consist of marketable trading and investment securities at quoted market values. These securities consist of the following:


                                                      1999                             1998
                                          -----------------------------    -----------------------------
                                                             Sold,                           Sold,
                                                            Not Yet                         Not Yet
                                             Owned         Purchased         Owned         Purchased
                                          ------------   --------------    -----------   ---------------
Corporate stocks                            $ 224,428    $       --         $ 528,788     $   131,782
Obligations of U.S. Government                156,656            --           154,547              --
                                          ------------   --------------    -----------   ---------------
          Total                             $ 381,084    $       --         $ 683,335     $   131,782
                                          ============   ==============    ===========   ===============



NOTE 5 - PROPERTY AND EQUIPMENT

               Property and equipment consists of the following at January 31, 1999 and 1998:

                                                   1999             1998
                                                ------------     ------------

Computers and equipment                           $ 145,009        $ 127,661
Furniture and fixtures                               36,651           19,499
Leasehold improvements                               14,521               --
                                                ------------     ------------
          Total cost                                196,181          147,160
Less:  Accumulated depreciation                     (60,035)         (29,986)
                                                ------------     ------------
          Property and equipment, net             $ 136,146        $ 117,174
                                                ============     ============

               Depreciation expense for the years ended January 31, 1999 and 1998 was $29,918 and $20,485, respectively.

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

               Accounts payable and accrued liabilities at January 31, 1999 and 1998 consist of the following:

                                                   1999             1998
                                                ------------     ------------

Accounts payable                                  $ 163,074        $ 119,622
Accrued liabilities:
   Research fees                                    124,828               --
   Payroll, and related expenses                    644,148           78,989
   Interest payable                                   8,734            7,999
   Professional fees and other                        7,638            4,500
                                                ------------     ------------
          Total                                   $ 948,422        $ 211,110
                                                ============     ============



NOTE 7 - SUBORDINATED LOANS

               The borrowings under subordinated agreements as of January 31, 1999 and 1998 are as follows:

                                                                                           1998            1997
                                                                                        ------------    -----------
     Subordinated equity loan with a shareholder, unsecured, at a rate of 7%
     with a scheduled maturity date of February 12, 1999. Renewed on December
     17, 1998, to be effective February 12, 1999, at a rate of 5%. Scheduled
     maturity on February 11, 2002.                                                      $ 400,000       $ 400,000

     Subordinated loan,  unsecured,  at a rate of 5% with a scheduled maturity on
     February 1, 2000.                                                                      100,000        100,000

     Subordinated loan,  unsecured,  at a rate of 6% with a scheduled maturity on
     August 31, 1999.                                                                        25,000             --
                                                                                        ------------    -----------
                                                                                          $ 525,000      $ 500,000
                                                                                        ============    ===========


               By being designated as subordinated, these loans are available in computing net capital under the SEC's uniform net capital rule. To the extent that the subordinated loans are required for the Company's continued compliance with minimum net capital requirements, they may not be repaid.

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 8 - INCOME TAXES

               A summary of the income tax provision (benefit) for the years ended January 31, 1999 and 1998 is as follows:

                                                         1999          1998
                                                       ----------    ----------
Currently payable:

   Federal                                              $ 36,360     $     --
   State                                                   9,440           --
Deferred provision (benefit)                              13,850       (2,550)
                                                       ----------    ----------
          Income tax provision (benefit)                 $59,650      $(2,550)
                                                       ==========    ==========

      Temporary differences between the reported amounts in the financial statements and tax bases of assets and liabilities that give rise to deferred income tax (assets) liabilities relate to the following:

                                                                          1999          1998
                                                                        ----------    ----------
Property and equipment, due to differences in depreciation              $15,400       $ 5,800
Net operating loss carryovers                                                --        (4,250)
                                                                        ----------    ----------
          Net deferred income tax liability                              $ 15,400     $ 1,550
                                                                        ==========    ==========

               The effective income tax rate varied from the statutory Federal tax rate as follows:

                                                             1999         1998
                                                           ---------  ----------
Federal statutory rate (benefit)                               34%      (34)%
State income taxes, net of federal income tax effect            5%       (4)%
Other, including permanent differences, non-deductible
 adjustments to deferred taxes
   expenses and the effect of the rate brackets                (5)%      26%
                                                           ---------  ----------

          Effective income tax rate (benefit)                  34%       (12)%
                                                           =========  ==========

NOTE 9 - STOCKHOLDERS' EQUITY

      (a) CAPITAL STOCK

               On March 24, 1999, the shareholders and Directors affected an amendment to the Company's articles of incorporation to change the number of authorized common shares to 30,000,000 with a par value per share of $0.01 and to change the number of authorized preferred shares to 1,000,000 with a par value of $0.01 per share. Prior to that date, the Company had 1,000 authorized common shares with no par value and authorized preferred shares of 300,000 with a par value per share of $1,000. All of the shares outstanding at that date were converted into 8,000,000 shares of the new $0.01 par value common stock, and into 300 shares of Series A preferred stock, par value $1,000 per share. The reported shares of the Company have been restated to February 1, 1997, as well as other share and per share amounts, as if a stock split had occurred.

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 9 - STOCKHOLDERS' EQUITY (continued)

      (a) CAPITAL STOCK (continued)

               Each holder of the new $0.01 par value common stock is entitled to one vote for each share held on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock.

               The Company's Directors have the authority to issue 1,000,000 shares of the new $0.01 par value preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in the series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. The Board has authorized and issued a Series A preferred with the following terms: 300 shares with a stated value of $1,000 per share, one vote per share, and redeemable at 110% of stated value at the option of the Company.

      (b) STOCK OFFERING

               On or about March 26, 1999, the Company expects to file an SEC Registration Statement to register its common shares, and following its being declared effective, the Company, through its underwriter, proposes to sell a maximum of 2,000,000 shares of its common stock and 2,000,000 warrants. Each warrant will entitle the holder to purchase one share of common stock at a price to be determined (depending on the initial public offering price) for a period of five years. Under certain conditions, the Company may repurchase the warrants after the expiration of a twelve-month period following the initial issuance. The underwriter is entitled to an over-allotment of 300,000 common shares and 300,000 warrants, and is also entitled to purchase an additional block of 200,000 warrants to purchase an aggregate of 200,000 shares of common stock at a price equal to 120% of the public offering price, and 200,000 warrants to purchase warrants having an exercise price of 120% above the exercise price of the publicly sold warrants at the closing of the offering.

NOTE 10 - CONCENTRATIONS AND CREDIT RISKS

      MAJOR CUSTOMERS

               For the year ended January 31, 1998, one customer accounted for $395,491 of the Company's gross revenues, while another accounted for $369,086. For fiscal 1999, there were no individual customers that accounted for over 10% of the Company's revenues.

      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

               The Company will periodically sell securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. The Company had recorded these obligations in the financial statements at January 31, 1998, at market values of the related securities and would have incurred a loss if the market value of the securities increases subsequent to January 31, 1998. As of January 31, 1999, the Company was not holding any of these securities.

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 10 - CONCENTRATIONS AND CREDIT RISKS (continued)

               The Company's customer securities activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customers' accounts. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose the Company to significant off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer's obligations. The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company and its clearing firm monitor required margin levels daily and, pursuant to such guidelines, require the customers to deposit additional collateral or to reduce positions when necessary.

               The Company's customer financing and securities settlement activities require the Company to pledge customer securities as collateral in support of various secured financing sources such as bank loans and securities loaned. In the event the counterparty is unable to meet its contractual obligation to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customers obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. In addition, the Company establishes credit limits for such activities and monitors compliance on a daily basis.

      CONCENTRATIONS OF CREDIT RISK

               The Company is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standing of each counterparty.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

               The Company is obligated under four non-cancelable operating leases for office space. Rent expense for the years ended January 31, 1999 and 1998 was as follows:

                                          1999            1998
                                      ------------     ------------

Base rent                               $119,705         $ 89,634
Sublease income                          (14,300)         (27,846)
                                      ------------     ------------

Rent expense, net                       $105,405         $ 61,788
                                      ============     ============

                           ONLINETRADINGINC.COM CORP.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998
===============================================================================

NOTE 11 - COMMITMENTS AND CONTINGENCIES (continued)

               Future minimum rental payments required under the leases are as follows:

             Year ending
              January 31,
          -------------------

                 2000                                   $ 32,443
                 2001                                     27,248
                 2002                                     27,926
                 2003                                     30,855
                 2004                                     28,490
              Thereafter                                   2,989
                                                    ------------
                                                       $ 149,951
                                                    ============

               Operating lease commitments have been reduced for rental income from noncancelable subleases totaling $1,079,255. If the sublessees were to default on their obligations, the Company would ultimately be responsible for the rental payments.

NOTE 12 - NET INCOME (LOSS) PER COMMON SHARE

               For the years ended January 31, 1999 and 1998, basic and diluted weighted average common shares include only common shares outstanding since there were no common share equivalents.

               A reconciliation of the number of common shares shown as outstanding in the financial statements with the number of shares used in the computation of weighted average common shares outstanding is shown below:


                                                                              1999               1998
                                                                          -------------      -------------
Common shares outstanding at January 31st                                   8,000,000          7,600,000
Effect of weighting                                                           (28,490)                --
                                                                          -------------      -------------
          Weighted average common shares outstanding                        7,971,510          7,600,000
                                                                          =============      =============


               The number of shares were restated to reflect the number of shares issued upon the amendment of the articles of incorporation as if a stock split had occurred (see Note 9).



====================================================================     ==========================================================
NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS
BEEN  AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, THE
INFORMATION OR REPRESENTATIONS  MUST NOT BE RELIED UPON  AS  HAVING                          ONLINETRADINGINC.COM
BEEN   AUTHORIZED   BY   US   OR   THE   UNDERWRITERS.   NEITHER
THE  DELIVERY  OF THIS  PROSPECTUS  NOR   ANY   SALE   MADE
HEREUNDER  SHALL,  UNDER ANY  CIRCUMSTANCES,  CREATE ANY
IMPLICATION  THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE                           2,000,000 SHARES OF
DATE  HEREOF  OR SINCE  THE  DATES AS OF WHICH  INFORMATION  IS SET                               COMMON STOCK
FORTH  HEREIN.  THIS  PROSPECTUS  DOES NOT  CONSTITUTE  AN OFFER TO
SELL OR A  SOLICITATION  OF AN OFFER  TO BUY ANY OF THE  SECURITIES                                   AND
OFFERED  HEREBY  IN ANY  JURISDICTION  TO ANY  PERSON TO WHOM IT IS
UNLAWFUL TO MAKE AN OFFER IN SUCH JURISDICTION.                                               REDEEMABLE WARRANTS
                        __________________                                                        TO PURCHASE
                                                                                        2,000,000 SHARES OF COMMON STOCK

                                                                                                   PROSPECTUS

                                                                                          WERBEL-ROTH SECURITIES, INC.

                                                                                               ____________, 1999

Until   __________,   1999  (25  days  after  the  date  of  this
Prospectus),  all dealers effecting transactions in the shares of
common stock,  whether or not participating in this distribution,                             ____________________
may be required to deliver a  Prospectus.  This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or
subscriptions.

====================================================================     ==========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee...........   $   11,632.88
NASD filing fee...............................................        4,440.41
Nasdaq SmallCap Market listing fee............................       10,000.00
Printing and engraving expenses*..............................       60,000.00
Accounting fees and expenses*.................................       40,000.00
Legal fees and expenses*......................................      100,000.00
Blue Sky fees and expenses*...................................       20,000.00
Transfer Agent's fees and expenses*...........................        4,500.00
Miscellaneous*................................................       14,426.71
                                                                 -------------
        TOTAL.................................................   $  265,000.00
                                                                 =============
-------------------
*Estimated.

         All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee are estimated.

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

         In February 1997, the Registrant issued 240,000 shares of Common Stock to Derek J. Hernquist as additional consideration for Hernquist agreeing to become employed by the Registrant.

         In February 1998, the Registrant issued 400,000 shares of Common Stock to Steven zum Tobel as additional consideration for Mr. zum Tobel agreeing to become employed by the Registrant. Pursuant to the terms of an agreement between the Registrant and Mr. zum Tobel, the shares vest over a period of time and the Registrant may redeem the unvested portion of these shares if Mr. zum Tobel resigns from his employment or is terminated with cause, as defined in the Employment Agreement, on or before March 1, 2001.

         In connection with the above-referenced issuances, we relied on Section 4(2) under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. Each of the above investors had full access to information relating to us and represented to us that he had the required investment intent. In addition, the above-referenced securities will bear appropriate restrictive legends, and stop transfer orders will be placed against such securities.

ITEM 27.      EXHIBITS.

EXHIBIT           DESCRIPTION

1.1      Form of Underwriting Agreement(1)

3.1      Registrant's Amended and Restated Articles of Incorporation

3.2      Registrant's Amended and Restated Bylaws

4.1 Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate*(1)

4.2 Form of Public Warrant Agreement among the Registrant, and American Securities Transfer & Trust, Inc. as Warrant Agent(1)

4.3      Form of Registrant's Public Warrant Certificate(1)

4.4      Form of Registrant's Common Stock Certificate(1)

5.1      Opinion of Broad and Cassel(1)

10.1     1999 Stock Option Plan*

10.2     Employment Agreement with Andrew Allen*(1)

10.3     Employment Agreement with Farshid Tafazzoli*(1)

10.4     Employment Agreement with E. Steven zum Tobel*(1)

10.5     Employment Agreement with Derek Hernquist*(1)

10.6 Office Lease dated August 13, 1998 between Registrant and Highwoods/Florida Holdings, L.P.

10.7 Form of Indemnification Agreement between the Registrant and each of its directors and executive officers*

10.8     Clearing Agreement with Bear Stearns Securities Corp.

23.1     Consent of Broad and Cassel (included in its opinion filed as Exhibit
         5.1)(1)

23.2     Consent of Ahearn, Jasco + Company, P.A.

25.1 Power of Attorney (included on the signature page of this Registration Statement)

---------------------------
*       Compensation Plan or Arrangement
(1)     To be filed by amendment.

ITEM 28. UNDERTAKINGS.

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boca Raton, State of Florida, on March 25, 1999.


                           onlinetradinginc.com corp.



                                         By:  /s/ Andrew A. Allen
                                            -----------------------------------
                                            Andrew A. Allen,
                                            Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Andrew A. Allen and E. Steven zum Tobel or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURES                                      TITLE                                  DATE
              ----------                                      -----                                  ----
/s/ Andrew A. Allen                             Chairman, Chief Executive Officer                     March 25, 1999
-----------------------------------                       and Director
Andrew A. Allen                                  (Principal Executive Officer)



/s/ E. Steven zum Tobel                                    President,                                 March 25, 1999
-----------------------------------           Chief Financial Officer and Director
E. Steven zum Tobel                              (Principal Accounting Officer)



/s/ Farshid Tafazzoli                        Chief Information Officer and Director                   March 25, 1999
-----------------------------------
Farshid Tafazzoli



/s/ Derek J. Hernquist                       Vice President of Operations, Secretary                  March 25, 1999
-----------------------------------                       and Director
Derek J. Hernquist



/s/ Benedict S. Gambino                                     Director                                  March 25, 1999
-----------------------------------
Benedict S. Gambino
